Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180892

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 2, 2012)

104,823 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

Liquidation Preference Amount $1,000 Per Share

This prospectus supplement relates to the offer and sale of 104,823 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value per share (the “Preferred Shares”), liquidation preference amount $1,000 per share, by the United States Department of the Treasury (“Treasury”). We issued the Preferred Shares to Treasury on November 21, 2008 as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury.

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us. We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption.

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

The public offering price and the allocation of the Preferred Shares in this offering will be determined by an auction process. During the auction period, potential bidders will be able to place bids to purchase Preferred Shares at any price at or above the minimum bid price of $737.00 per share (such bid price to be in increments of $0.01). The minimum size for any bid will be one Preferred Share. After the auction closes, if Treasury decides to sell any of the offered Preferred Shares, then the underwriters will agree to purchase such Preferred Shares in a firm commitment underwriting and the public offering price of such Preferred Shares will equal the clearing price plus accrued dividends thereon. The method for submitting bids and a more detailed description of this auction process are described in “Auction Process” beginning on page S-36 of this prospectus supplement.

Investing in the Preferred Shares involves risks. You should read the “Risk Factors” section beginning on page S-10 of this prospectus supplement and page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December  31, 2011 before making a decision to invest in the Preferred Shares.

	Per Share	Total
Public offering price(1)	$893.5000	$93,659,350.50
Underwriting discounts and commissions to be paid by Treasury(2)	$13.4025	$1,404,890.26
Proceeds to Treasury(1)	$880.0975	$92,254,460.24

(1)	Plus accrued dividends from and including May 15, 2012.
(2)	Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Preferred Shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters expect to deliver the Preferred Shares in book-entry form through the facilities of The Depository Trust Company and its participants against payment on or about June 19, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O’Neill + Partners, L.P.

Co-Managers

C.L. King & Associates	Guzman & Company	Mischler Financial Group, Inc.

The date of this prospectus supplement is June 13, 2012.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the Preferred Shares. In particular, you should review the information under the heading “Risk Factors” set forth on page S-10 of this prospectus supplement, the information set forth under the heading “Risk Factors” set forth on page 2 in the accompanying prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor Treasury nor the underwriters are making an offer to sell the Preferred Shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. We have not authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

In this prospectus supplement, we frequently use the terms “we,” “our” and “us” to refer to Taylor Capital Group, Inc. (the “Company”) and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “predict,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation:

•	Our business may be adversely affected by the highly regulated environment in which we operate.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability.

•	Our business is subject to the conditions of the local economy in which we operate and continued weakness in the local economy and the real estate markets may adversely affect us.

•	Our business is subject to domestic and to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could adversely affect our business.

•	The preparation of our consolidated financial statements requires us to make estimates and judgments, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•	Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	We are subject to interest rate risk, including interest rate fluctuations that could reduce our profitability.

S-ii

•

Certain hedging strategies that we use to manage investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	Our residential mortgage lending profitability could be significantly reduced if we are not able to originate and resell a high volume of mortgage loans.

•	We have counterparty risk and therefore we may be adversely affected by the soundness of other financial institutions.

•

We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Our controls and procedures may fail or be circumvented.

•	We are dependent upon outside third parties for processing and handling of our records and data.

•

System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We are subject to lending concentration risks.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	The recent repeal of federal prohibitions on payment of interest on business demand deposits could increase our interest expense.

•	Changes in our credit ratings could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	We are a bank holding company and our sources of funds are limited.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New lines of business or new products and services may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•	Our participation in Treasury’s CPP may place significant restrictions on our operations.

•	Regulatory requirements, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•

We have not paid a dividend on our common stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding common and preferred stock, including the Preferred Shares.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the sections captioned “Risk Factors” in this prospectus supplement, the accompanying prospectus and our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we have made or may make with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus supplement.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.taylorcapitalgroup.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus. Written requests for copies of the documents we file with the SEC should be directed to Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018, Attention: Corporate Secretary, telephone: (847) 653-7978.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•

the Company’s Current Reports on Form 8-K filed with the SEC on November 24, 2008, January 6, 2012, January 25, 2012 (except the information furnished under Items 2.02 and 7.01 thereof), January 31, 2012, March 30, 2012, April 6, 2012, April 19, 2012 (except the information furnished under Items 2.02 and 7.01 thereof), May 31, 2012 (except the information furnished under Item 7.01 thereof) and June 6, 2012; and

•	the Company’s Definitive Proxy Statement related to its 2012 annual meeting of stockholders, as filed with the SEC on April 27, 2012.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Attention: Corporate Secretary

Telephone number: (847) 653-7978

S-iv

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Preferred Shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the Preferred Shares. You should carefully consider the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the Preferred Shares is appropriate for you.

The Company

We are a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. We derive substantially all of our revenue from our wholly-owned subsidiary, Cole Taylor Bank (the “Bank”). We provide a range of products and services primarily to closely-held commercial customers and their owner operators in the Chicago area. We also provide services related to asset based lending and mortgage banking through offices in Chicago and other geographic markets. At March 31, 2012, we had assets of $4.7 billion, deposits of $3.0 billion and stockholders’ equity of $416.8 million.

Our primary businesses are commercial banking, asset based lending, mortgage banking and retail banking. Our target commercial lending customers are businesses in industries such as manufacturing, wholesale and retail distribution, transportation, construction contracting and professional services. Our clients are generally closely-held, middle-market companies with annual revenues between $5 million and $250 million. Our commercial lending activities primarily consist of providing loans for working capital, business expansion or acquisition, owner-occupied commercial real estate financing, revolving lines of credit and stand-by and commercial letters of credit. We also offer treasury cash management services, including repurchase agreements, interest rate swap agreements, internet balance reporting, remote deposit capture, positive pay, automated clearing house products, imaged lock-box processing, controlled disbursement and account reconciliation. Our commercial and industrial lending group operates primarily in the Chicago area. In addition, through offices located across the United States, we also offer asset based lending through Cole Taylor Business Capital, including revolving lines of credit supported by receivables and inventory and term loans supported by equipment and real estate.

In addition, we originate, sell and service mortgage loans through Cole Taylor Mortgage. We are currently qualified to do business in 32 states and the District of Columbia. Loan production is sourced through a national broker network, retail offices across the United States and from the Bank’s banking centers (branches), located in the Chicago area. This line of business, launched in early 2010, is a source of noninterest income and provides earnings and geographic diversification.

In addition to our lending activities, we offer deposit products, such as checking, savings and money market accounts, as well as time deposits through nine banking centers located in the Chicago area and through our on-line banking application. We also cross-sell products and services to the owners and executives of our business customers to help them meet their personal financial goals, including personal credit. In addition to commercial clients, we provide deposit and credit services to our community-based customers, typically individuals and small, local businesses located near one of our banking centers. We use third-party providers to offer investment management and brokerage services.

Our commercial and retail banking and deposit products are delivered by a single operations area located in Rosemont, Illinois. Our mortgage unit is based in Ann Arbor, Michigan. We have two separate and discrete operating segments, Banking and Mortgage Banking.

Our principal executive office is located at 9550 West Higgins Road, Rosemont, Illinois 60018, and our phone number is (847) 653-7978.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference” in this prospectus supplement.

The Offering

The following summary contains basic information about the Preferred Shares and the auction process and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of the Preferred Shares and the auction process, you should read the sections of this prospectus supplement entitled “Description of Preferred Shares” and “Auction Process” and any similar sections in the accompanying prospectus.

Issuer	Taylor Capital Group, Inc.

Preferred Shares Offered by Treasury	104,823 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value per share. The number of Preferred Shares to be sold will depend on the number of bids received in the auction described below and whether Treasury decides to sell any Preferred Shares in the auction process. See the section entitled “Auction Process” in this prospectus supplement.

Liquidation Preference	If we liquidate, dissolve or wind up (collectively, a “liquidation”), holders of the Preferred Shares will have the right to receive $1,000 per share, plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to, but not including, the date of payment, before any payments are made to holders of our common stock or any other capital stock that ranks, by its terms, junior as to rights upon liquidation to the Preferred Shares.

Dividends	Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us. Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the August 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date.

Maturity	The Preferred Shares have no maturity date.

Rank

The Preferred Shares rank (i) senior to common stock or any other capital stock (including the 1,282,674 shares of our Nonvoting Convertible Preferred Stock currently outstanding) that ranks, by its terms, junior as to dividend rights and/or rights upon liquidation to the Preferred Shares (collectively, the “Junior Stock”), (ii) equally with any shares of our capital stock whose terms do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or rights upon liquidation (collectively, the “Parity Stock”) and (iii) junior to all of our existing and future indebtedness and any future senior securities, in each case as to dividend rights and/or rights upon liquidation.

Priority of Dividends	So long as any of the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

Redemption	We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. We intend to redeem or repurchase the Preferred Shares in such amounts and at such times as we deem prudent, although we have no present plans to redeem, in whole or in part, the Preferred Shares before February 15, 2014, when the dividend rate is scheduled to increase. Our ability to do so will depend on then-present facts and circumstances and the amount of capital we hold or can raise at the holding company level. In order for us to obtain approval from our applicable regulatory authorities to redeem the Preferred Shares, we would expect that such regulatory authorities would require us to satisfy our capital commitments to them, if any, after giving effect to the redemption of the Preferred Shares so approved.

Voting Rights	Holders of the Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Preferred Shares, voting as a single class with the holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our board of directors until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) on the Preferred Shares are paid in full. There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the two new directors.

In addition, the affirmative vote of the holders of at least 66-2/3% of the outstanding Preferred Shares is required for us to authorize, create or increase the authorized number of shares of our capital stock ranking, as to dividends or amounts payable upon liquidation, senior to the Preferred Shares, to amend, alter or repeal any provision of our charter or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights of the holders of the Preferred Shares or to consummate a binding share exchange or reclassification of the Preferred Shares or a merger or consolidation of us with another entity unless (x) the Preferred Shares remain outstanding or are converted into or exchanged for preference shares of the surviving entity or its ultimate parent and (y) the Preferred Shares remain outstanding or such preference shares have such terms that are not materially less favorable, taken as a whole, than the rights of the Preferred Shares immediately prior to such transaction, taken as a whole.

Auction Process	The public offering price and the allocation of the Preferred Shares in this offering will be determined through an auction process conducted by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., the joint book-running managers in this offering, in their capacity as the auction agents. The auction process will entail a modified “Dutch auction” mechanic in which bids may be submitted through the auction agents or one of the other brokers that is a member of the broker network, which are collectively referred to in this prospectus supplement as the “network brokers,” established in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker. We do not intend to submit any bids in the auction. For more information about the auction process, see “Auction Process” in this prospectus supplement.

Minimum Bid Size and Price Increments	This offering is being conducted using an auction process in which prospective purchasers are required to bid for the Preferred Shares. During the auction period, bids may be placed for Preferred Shares at any price at or above the minimum bid price of $737.00 per share (such bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share. See “Auction Process” in this prospectus supplement.

Bid Submission Deadline	The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agents in a press release issued prior to the opening of the equity markets on such day, and will close at 6:30 p.m., New York City time, on the second business day immediately thereafter, which is referred to as the “submission deadline.”

Irrevocability of Bids	Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. The auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws; however, the auction agents, in their sole discretion, may require that bidders confirm their bids before the auction process closes. See “Auction Process” in this prospectus supplement.

Clearing Price	The price at which the Preferred Shares will be sold to the public will be the clearing price plus accrued dividends thereon. The clearing price will be determined as follows:

•

If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction;

•

If valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the time of the submission deadline, the clearing price will be equal to the minimum bid price of $737.00 per share.

Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares in the auction process or, in the case where bids are received for at least half, but less than all, of the Preferred Shares, may decide only to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. If Treasury decides to sell Preferred Shares in the auction, after Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted a successful bid will notify successful bidders that the auction has closed and that their bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described below). The clearing price and number of Preferred Shares to be sold are also expected to be announced by press release on the business day following the end of the auction. See “Auction Process” in this prospectus supplement.

Number of Preferred Shares to be Sold

If bids are received for 100% or more of the offered Preferred Shares, Treasury must sell all of the offered Preferred Shares if it chooses to sell any Preferred Shares. If bids are received for at least half, but less than all, of the offered Preferred Shares, then Treasury may, but is not required to, sell at the minimum bid price in the auction (which will be deemed to be the clearing price) the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold. If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering. Even if bids are received for at least half of the offered Preferred Shares,

Treasury may decide not to sell any Preferred Shares or, in the case where bids are received for at least half, but less than all, of the offered Preferred Shares, may decide only to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. If Treasury elects to sell any Preferred Shares in the auction, Treasury must sell those shares at the clearing price plus accrued dividends thereon. In no event will Treasury sell more Preferred Shares than the number of Preferred Shares for which there are bids. See “Auction Process” in this prospectus supplement.

Allocation; Pro-Ration	If bids for 100% or more of the offered Preferred Shares are received and Treasury elects to sell Preferred Shares in the offering, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while any accepted bids submitted at the clearing price may experience pro-rata allocation. If bids for at least half, but less than all, of the offered Preferred Shares are received, and Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received, then all bids will experience equal pro-rata allocation. See “Auction Process” in this prospectus supplement.

Use of Proceeds	We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. See “Use of Proceeds.”

Listing	The Preferred Shares will not be listed for trading on any stock exchange nor will they be available for quotation on any national quotation system.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Preferred Shares.

Auction Agents	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P.

Network Brokers	See page S-37 for a list of brokers participating as network brokers in the auction process.

Selected Financial Data

You should read the following selected consolidated financial data with our consolidated financial statements and notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The following table sets forth select consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2011 and the three months ended March 31, 2012. The selected statements of operations data for the years ended December 31, 2011, 2010 and 2009, and the selected balance sheet data as of December 31, 2011 and 2010 presented below under the caption “Taylor Capital Group, Inc.” have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected statements of operations data for the years ended December 31, 2008 and 2007 and the selected balance sheet data dated as of December 31, 2009, 2008 and 2007 presented below under the caption “Taylor Capital Group, Inc.” have been derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected statements of operation data for the three months ended March 31, 2012 and 2011, and the selected balance sheet data as of March 31, 2012 and 2011 presented under the caption “Taylor Capital Group, Inc.” have been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial data include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements in accordance with U.S. generally accepted accounting principles. The selected financial data presented below under the caption “Cole Taylor Bank” is derived from unaudited financial statements of the Bank. Results from past periods are not necessarily indicative of results that may be expected for any future period.

	For the three months ended March 31,		For the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(dollars in thousands, except per share data)
TAYLOR CAPITAL GROUP, INC. (consolidated):
Statements of Operations Data:
Net interest income	$35,802	$32,187	$134,414	$136,074	$122,911	$92,351	$104,705
Provision for loan losses	7,350	10,241	49,258	143,127	89,611	144,158	31,900

Net interest income (loss) after provision for loan losses	28,452	21,946	85,156	(7,053)	33,300	(51,807)	72,805
Noninterest income:
Service charges	3,291	2,890	11,481	11,282	11,306	9,136	7,709
Trust and investment management fees	47	79	243	768	1,697	3,578	3,864
Mortgage banking revenue	17,530	1,517	20,384	14,261	—	—	—
Gain (loss) on sales of investment securities	956	—	4,944	41,376	17,595	(2,399)	—
Other noninterest income	2,122	2,399	12,190	4,996	2,993	2,122	5,138

Total noninterest income	23,946	6,885	49,242	72,683	33,591	12,437	16,711
Noninterest expense:
Salaries and employee benefits	23,637	14,689	64,736	54,073	42,914	47,855	37,771
Goodwill impairment	—	—	—	—	—	—	23,237
Other noninterest expense	12,931	13,860	51,657	64,163	54,693	45,515	33,517

Total noninterest expense	36,568	28,549	116,393	118,236	97,607	93,370	94,525

Income (loss) before income taxes	15,830	282	18,005	(52,606)	(30,716)	(132,740)	(5,009)
Income tax expense (benefit)	6,361	(106)	(73,110)	1,217	834	(8,212)	4,561

Net income (loss)	9,469	388	91,115	(53,823)	(31,550)	(124,528)	(9,570)
Preferred dividends and discounts	(1,742)	(2,464)	(19,646)	(25,455)	(11,483)	(18,830)	—

Net income (loss) applicable to common stockholders	$7,727	$(2,076)	$71,469	$(79,278)	$(43,033)	$(143,358)	$(9,570)

	For the three months ended March 31,				For the years ended December 31,
	2012		2011		2011		2010		2009		2008		2007
	(dollars in thousands, except per share data)
TAYLOR CAPITAL GROUP, INC. (consolidated):
Common Share Data:
Basic earnings (loss) per share	$0.26		$(0.12)		$3.45		$(5.27)		$(4.10)		$(13.72)		$(0.89)
Diluted earnings (loss) per share	0.26		(0.12)		3.45		(5.27)		(4.10)		(13.72)		(0.89)
Cash dividends per common share	—		—		—		—		—		0.10		0.40
Book value per common share	11.06		4.50		10.84		3.97		9.02		13.47		24.10
Dividend payout ratio	N.M.		N.M.		N.M.		N.M.		N.M.		N.M.		N.M.
Weighted average shares — basic earnings per share	28,071,406		17,440,617		19,474,273		15,049,868		10,492,911		10,450,177		10,782,316
Weighted average shares — diluted earnings per share	28,622,798		17,440,617		19,499,275		15,049,868		10,492,911		10,450,177		10,782,316
Shares outstanding — end of year	28,428,015		20,184,809		28,360,076		17,877,708		11,076,707		11,115,936		10,551,994
Balance Sheet Data (at end of year):
Total assets	4,695,069		4,286,690		4,685,810		4,483,854		4,403,502		4,388,889		3,556,463
Investment securities	1,299,572		1,305,486		1,279,676		1,254,477		1,271,271		1,094,594		892,371
Total loans	3,111,837		2,836,759		3,114,283		3,094,358		3,035,328		3,233,261		2,533,333
Allowance for loan losses	93,509		114,966		103,744		124,568		106,185		128,548		54,681
Total deposits	2,989,639		3,076,857		3,123,211		3,026,906		2,976,800		3,131,046		2,580,192
Other borrowings(1)	140,642		490,974		168,133		511,008		337,669		275,560		389,054
Notes payable and other advances	868,999		260,000		747,500		505,000		627,000		462,000		205,000
Junior subordinated debentures	86,607		86,607		86,607		86,607		86,607		86,607		86,607
Subordinated notes, net	89,867		89,030		89,648		88,835		55,695		55,303		—
Preferred stock	102,487		138,298		102,055		137,893		158,844		157,314		—
Common stockholders’ equity	314,279		90,741		307,473		70,908		99,962		149,773		254,256
Total stockholders’ equity	416,766		229,039		409,528		208,801		258,806		307,087		254,256
Earnings Performance Data:
Return (loss) on average assets	0.81%		0.04%		2.06%		(1.20)%		(0.70)%		(3.27)%		(0.28)%
Return (loss) on average stockholders’ equity	9.32		0.75		36.73		(19.54)		(10.74)		(51.01)		(3.47)
Net interest margin (non tax-equivalent)(2)	3.26		3.03		3.12		3.12		2.77		2.46		3.22
Noninterest income to revenues	34.10		12.64		20.75		25.85		13.24		5.73		6.86
Efficiency ratio(3)	62.07		73.07		64.60		70.64		70.27		87.11		77.85
Loans to deposits	104.09		92.20		99.71		102.23		101.97		103.26		98.18
Average interest-earning assets to average interest-bearing liabilities	128.34		121.96		124.18		122.59		125.32		120.66		122.78
Ratio of earnings to fixed charges and preferred stock dividends:(4)
Including interest on deposits	1.95	x	0.82	x	1.06	x	0.25	x	0.59	x	(0.16	)x	0.96	x
Excluding interest on deposits	2.57	x	0.69	x	1.10	x	(0.47	)x	(0.00	)x	(3.63	)x	0.82	x
Asset Quality Ratios:
Allowance for loan losses to total loans (excluding loans held for sale)	3.22%		4.13%		3.54%		4.39%		3.60%		3.98%		2.16%
Allowance for loan losses to nonperforming loans(5)	100.01		68.35		100.66		77.98		75.06		64.15		72.27
Net loan charge-offs to average total loans	2.25		2.71		2.37		4.11		3.53		2.52		0.59
Nonperforming assets to total loans plus repossessed property(6)	4.14		7.18		4.40		6.12		5.48		6.58		3.09
Capital Ratios:
Total stockholders’ equity to assets — end of year	8.88%		5.34%		8.74%		4.66%		5.88%		7.00%		7.15%
Average stockholders’ equity to average assets	8.72		4.70		5.62		6.13		6.55		6.41		8.21
Leverage ratio	9.08		7.72		8.84		6.89		7.60		8.73		9.40
Tier 1 Capital Ratio	11.95		10.26		11.22		8.93		9.79		10.22		11.44
Total Capital Ratio	15.46		14.24		14.72		12.98		12.72		13.02		12.74

	For the three months ended March 31,		For the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(dollars in thousands, except per share data)
COLE TAYLOR BANK:
Net income (loss)	$11,225	$3,213	$90,576	$(44,721)	$(23,977)	$(117,196)	$(2,971)
Return (loss) on average assets	0.97%	0.30%	2.06%	(0.10)%	(0.54)%	(3.08)%	(0.09)%
Stockholder’s equity to assets — end of year	10.15	7.43	9.94	6.53	6.95	7.36	8.82
Leverage ratio	8.89	7.84	8.53	7.05	6.77	7.11	8.74
Tier 1 Capital ratio	11.70	10.43	10.85	9.13	8.73	8.32	10.62
Total Capital ratio	14.26	13.42	13.42	12.04	11.64	11.12	11.88

N.M. Not Meaningful

(1)	Other borrowings includes $100.6 million and $128.1 million of other borrowings due within one year, as of March 31, 2012 and December 31, 2011, respectively.
(2)	Net interest margin is determined by dividing net interest income, as reported, by average interest-earning assets.
(3)	The efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses on investment securities.
(4)	For purposes of calculating the ratio of earnings to fixed charges and, preferred stock dividends, earnings consist of earnings (loss) before income taxes plus interest and rent expense. Fixed charges consist of interest expense, rent expense and preferred stock dividends. The preferred stock dividends amount is on a gross basis to represent the pre-tax income equivalent assuming an estimated tax rate of 35%. As of March 31, 2012, there were 1,282,674 shares of our Nonvoting Convertible Preferred Stock outstanding. The Nonvoting Convertible Preferred Stock, which was issued on March 29, 2012 in exchange for a total of 405,330 shares of Nonvoting Convertible Preferred Stock, Series D, and 877,344 shares of Non-Voting Convertible Preferred Stock, Series G, is entitled to receive dividends only when, as and if declared by our board of directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of our common stock into which such shares of Nonvoting Convertible Preferred Stock would be convertible pursuant to its terms.
(5)	Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more but still accruing interest.
(6)	Nonperforming assets consist of nonperforming loans and other real estate owned and other repossessed assets.

RISK FACTORS

An investment in our Preferred Shares is subject to risks inherent in our business, risks relating to the structure of the Preferred Shares and risks relating to the auction process being conducted as part of this offering. The material risks and uncertainties that management believes affect your investment in the Preferred Shares are described below and in the sections entitled “Risk Factors” in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in the accompanying prospectus and information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the Preferred Shares, could be materially and adversely affected and the market price of the Preferred Shares could decline significantly and you could lose some or all of your investment. We refer to any effect contemplated in the preceding sentence, collectively, as a “material adverse effect on us” or comparable text.

Risk Factors Related to our Business

We may be materially and adversely affected by the highly regulated environment in which we operate.

The Company and the Bank are subject to extensive federal and state regulation, supervision and examination. Banking regulations are primarily intended to protect depositors’ funds, FDIC funds, customers and the banking system as a whole, rather than stockholders. These regulations affect the Company’s lending practices, capital structure, investment practices, dividend policy and growth, among other things.

As a bank holding company, we are subject to regulation and supervision primarily by the Federal Reserve. The Bank, as an Illinois-chartered state member bank, is subject to regulation and supervision by both the Illinois Department of Financial and Professional Regulation (the “IDFPR”) and the Federal Reserve. We and the Bank undergo periodic examinations by these regulators, which have extensive discretion and authority to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies.

The primary federal and state banking laws and regulations that affect us are described in our Annual Report on Form 10-K for the year ended December 31, 2011 under the section captioned “Supervision and Regulation” in Item 1. Business and incorporated herein by reference. These laws, regulations, rules, standards, policies and interpretations are constantly evolving and may change significantly over time. For example, on July 21, 2010, the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law, which significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act, together with the regulations to be developed thereunder, includes provisions affecting large and small financial institutions alike, including several provisions that will affect how community banks, thrifts and small bank and thrift holding companies will be regulated in the future. In addition, the Federal Reserve has adopted numerous new regulations addressing banks’ overdraft and mortgage lending practices. Further, the Bureau of Consumer Financial Protection was recently established, with broad powers to supervise and enforce consumer protection laws, and additional consumer protection legislation and regulatory activity is anticipated in the near future.

Such changes, including changes regarding interpretations and implementation, could affect the Company in substantial and unpredictable ways and could have a material adverse effect on us. Further, such changes could subject the Company to additional costs, limit the types of financial services and products the Company may offer, and/or increase the ability of non-banks to offer competing financial services and products, among other things.

Failure to comply with applicable laws, regulations or policies could result in sanctions by regulatory agencies, civil monetary penalties, and/or damage to the Company’s reputation, which could have a material adverse effect on us. Although the Company has policies and procedures designed to mitigate the risk any such violations, there can be no assurance that such violations will not occur.

The policies of the Federal Reserve also have a significant impact on us. Among other things, the Federal Reserve’s monetary policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits, and can also affect the value of financial instruments we hold and the ability of borrowers to repay their loans, which could have a material adverse effect on us.

Competition from financial institutions and other financial services providers may adversely affect our growth and profitability and have a material adverse effect on us.

We operate in a highly competitive industry and experience intense competition from other financial institutions in our market. We compete with these institutions in making loans, attracting deposits and recruiting and retaining talented people. We also compete with nonbank financial service providers, including mortgage companies, finance companies, mutual funds and credit unions. Many of these competitors are not subject to the same regulatory restrictions that we are and may be able to compete more effectively as a result. We have observed that the competition in our market for making commercial loans has resulted in more competitive pricing and credit structure, as well as intense competition for qualified commercial lending officers. We also may face a competitive disadvantage as a result of our smaller size, limited branch network, narrower product offerings and lack of geographic diversification as compared to some of our larger competitors. Although our competitive strategy is to provide a distinctly superior customer and employee experience, we can give no assurance that this strategy will be successful. Our growth and profitability depend on our continued ability to compete effectively within our market area and our inability to do so could have a material adverse effect on us.

Our business is subject to the conditions of the local economy in which we operate and continued weakness in the local economy and the real estate markets may materially and adversely affect us.

Our success is dependent to a large extent upon the general economic conditions in the Chicago area, where most of our banking and financial services are provided. Accordingly, the local economic conditions in Chicago have a significant impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our deposit funding sources.

Our operating results have been negatively impacted by the historically high level of nonperforming loans in our commercial loan portfolio. Continued weakness in the Chicago area economy has had and may continue to have a material adverse affect on us, including higher provisions for loan losses and net loan charge-offs, lower net interest income caused by an increase in nonaccrual loans, and higher legal and collection costs. In addition, we may be required to continue to devote substantial additional attention and resources to nonperforming asset management rather than focusing on business growth activities. Continued adverse conditions in the local economy could also reduce demand for new loans and other financial services and impair our ability to attract and retain deposits.

Our business is subject to domestic and, to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could materially and adversely affect us.

From December 2007 through June 2009, the United States economy was in recession. Business activity across a wide range of industries and regions in the United States was greatly reduced. Although general economic conditions have improved, certain sectors, such as real estate and manufacturing, remain weak, and unemployment remains at historically high levels, including within the Chicago area, where most of our customers are located. In addition, local governments and many businesses continue to experience serious difficulty due to lower consumer spending and decreased liquidity in the credit markets.

Market conditions also led to the failure or merger of several prominent financial institutions and numerous regional and community-based financial institutions. These failures, as well as projected future failures, have had a significant negative impact on the capitalization level of the deposit insurance fund of the FDIC, which, in turn, has led to a significant increase in deposit insurance premiums paid by financial institutions.

The Company’s financial performance generally, and in particular the ability of customers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services the Company offers, is highly dependent upon the business environment in the markets where the Company operates, in the state of Illinois generally and in the United States as a whole. A favorable business environment is generally characterized by, among other factors: economic growth; efficient capital markets; low inflation; low unemployment; high business and investor confidence; and strong business earnings. Unfavorable or uncertain economic and market conditions can be caused by: declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; increases in inflation or interest rates; high unemployment; natural disasters; or a combination of these or other factors.

On August 5, 2011, Standard & Poor’s lowered its long term sovereign credit rating on the United States of America from AAA to AA+. A further downgrade or a downgrade by other rating agencies could have a material adverse impact on financial markets and economic conditions in the United States and worldwide. Any such adverse impact could have a material adverse effect on us. Many of our investment securities are issued by U.S. government sponsored entities.

Further, concerns about the European Union’s sovereign debt crisis have also caused uncertainty for financial markets globally. Such risks could indirectly affect the Company by affecting its hedging or other counterparties, as well as the Company’s customers with European businesses or assets denominated in the euro or companies in the Company’s market with European businesses or affiliates.

Overall, during 2011, the business environment was unfavorable for many households and businesses in the United States. While economic conditions in the Chicago area, the state of Illinois and the United States have generally improved since the recession, there can be no assurance that this improvement will continue or occur at a meaningful rate. Such conditions could materially and adversely affect us.

The preparation of our consolidated financial statements requires us to make estimates and judgments, which are subject to an inherent degree of uncertainty and which may differ from actual results.

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and general reporting practices within the financial services industry, which require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Some accounting policies, such as those pertaining to our allowance for loan loss and deferred tax asset and the necessity of any related valuation allowance, require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty and actual results may differ from these estimates and judgments under different assumptions or conditions, which may have a material adverse effect on our financial condition or results of operations in subsequent periods.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio, which could have a material adverse effect on us.

Making loans is a substantial part of our business, and every loan we make is subject to the risk that it will not be repaid or that any underlying collateral in the case of secured loans will not be sufficient to assure full repayment. Among other things, the risk of non-payment is affected by:

•	changes in economic, market and industry conditions,

•	the credit risks associated with the particular borrower and type of loan,

•	cash flow of the borrower and/or the project being financed,

•	the duration of the loan, and

•	opportunities to identify potential loan repayment issues when remedial action may be most effective.

We maintain an allowance for loan losses, which is established through an accounting reserve established through a provision for loan losses charged to expense, which we believe is adequate to provide for probable losses inherent in our loan portfolio as of the corresponding balance sheet date. The determination of the appropriate level of the allowance for loan losses involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which are subject to material changes. Continuing deterioration in or stagnation of economic conditions affecting borrowers, new information regarding existing loans and any underlying collateral, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in our allowance for loan losses.

In addition, our federal and state regulators periodically review our allowance for loan losses and, based on judgments that differ from those of our management, may require an increase in our provision for loan losses or the recognition of further loan charge-offs. Further, if loan charge-offs in future periods exceed our allowance for loan losses, we will need additional provisions to increase the allowance. Any increases in our allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on us. See the section captioned “Allowance for Loan Losses” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations located in our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference herein for further discussion related to the process for determining the appropriate level of our allowance for loan losses.

Our mortgage loan repurchase reserve for losses could be insufficient.

We currently maintain a repurchase reserve, which is a liability on the Balance Sheets, to reflect best estimate of expected losses that have incurred on loans that we have sold or securitized into the secondary market and must subsequently repurchase or with respect to which we must indemnify the purchasers and insurers because of violations of customary representations and warranties. Increases to this reserve for current loan sales reduce mortgage banking revenue. The level of the reserve reflects management’s continuing evaluation of loss experience on repurchased loans, indemnifications, and present economic conditions, as well as the actions of loan purchasers and guarantors. The determination of the appropriate level of the secondary market reserve inherently involves a high degree of subjectivity and requires us to make significant estimates of repurchase risks and expected losses subsequently experienced. Both the assumptions and estimates used could be inaccurate, resulting in a level of reserve that is less than actual losses. If additional reserves are required, it could have a material adverse effect on our business, financial condition and results of operations.

We are subject to interest rate risk, including interest rate fluctuations, that could have a material adverse effect on us.

Our earnings and cash flows are largely dependent upon our net interest income. Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond the Company’s control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Open Market Committee of the Federal Reserve.

Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but such changes could also affect:

•	the Company’s ability to originate loans and obtain deposits,

•	the fair value of the Company’s financial assets and liabilities, and

•	the average duration of the Company’s securities portfolio.

If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, the Company’s net interest income, and therefore, earnings and cash flows, could be adversely affected. Earnings and cash flows could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

Although management believes it has implemented effective asset and liability management strategies, including the use of derivatives as hedging instruments, to reduce the potential effects of changes in interest rates on the Company’s results of operations, if these strategies prove ineffective, or if any substantial, unexpected and prolonged change in market interest rates occurs, such events could have a material adverse effect on us.

Certain hedging strategies that we use to manage investment in mortgage servicing rights (“MSRs”) may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

We invest in MSRs to support mortgage banking strategies and diversify revenue streams from our mortgage banking segment. The value of these assets and the income they provide tend to be counter-cyclical to the changes in production volumes and gain on sale of loans. We also enter into derivatives to hedge MSRs to offset changes in fair value resulting from the actual or anticipated changes in prepayments and changing interest rate environments. The primary risk associated with MSRs is that in a declining interest rate environment, they will likely lose a substantial portion of their value as a result of higher than anticipated prepayments. Conversely, these assets generally increase in value in a rising interest rate environment to the extent that prepayments are slower than previously estimated. Our hedging strategies are highly susceptible to prepayment risk, basis risk, market volatility and changes in the shape of the yield curve, among other factors. In addition, hedging strategies rely on assumptions and projections regarding assets and general market factors. If these assumptions and projections prove to be incorrect or our hedging strategies do not adequately mitigate the impact of changes in interest rates or prepayment speeds, it may incur losses that would adversely impact earnings.

Our residential mortgage lending profitability could be significantly reduced if we are not able to originate and resell a high volume of mortgage loans.

Mortgage production, especially refinancings, decline in rising interest rate environments. While we have been experiencing historically low interest rates, the low interest rate environment likely will not continue indefinitely. When interest rates increase, there can be no assurance that our mortgage production will continue at current levels. Because we sell a substantial portion of the mortgage loans we originate, the profitability of our mortgage banking operations depends in large part upon our ability to aggregate a high volume of loans and sell them in the secondary market at a gain. Thus, in addition to our dependence on the interest rate environment, we are dependent upon (i) the existence of an active secondary market and (ii) our ability to profitably sell loans into that market.

Our ability to sell mortgage loans readily is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by the government sponsored enterprises (“GSEs”) and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Because the largest participants in the secondary market are GSEs whose activities are governed by federal law, any future changes in laws that significantly affect them could, in turn, materially and adversely affect us. The impact on us of existing proposals to reform Fannie Mae and Freddie Mac, which were place into conservatorship in 2008, is difficult to predict. In addition, our ability to sell mortgage loans readily is dependent upon our ability to remain eligible for the programs offered by GSEs and other market participants. Our ability to remain eligible to originate and securitize government insured loans may also depend on having an acceptable peer-relative delinquency ratio for Federal Housing Administration (the “FHA”) loans.

Any significant impairment of our eligibility with any of the GSEs could materially and adversely affect us. Further, the criteria for loans to be accepted under such programs may be changed from time-to-time by the sponsoring entity which could result in a lower volume of corresponding loan originations or other administrative costs.

We have counterparty risk and therefore we may be materially and adversely affected by the soundness of other financial institutions.

Our ability to engage in routine funding and other transactions could be materially and negatively affected by the actions and the soundness of other financial institutions. Financial services institutions are generally interrelated as a result of trading, clearing, counterparty, credit or other relationships. We have exposure to many different industries and counterparties and regularly engage in transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional customers. Many of these transactions may expose us to credit or other risks if another financial institution experiences adverse circumstances. In certain circumstances, the collateral that we hold may be insufficient to fully cover the risk that a counterparty defaults on its obligations, which may cause us to experience losses that could have a material adverse affect on us.

We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. The Company’s controls and procedures may fail or be circumvented.

There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. Employee fraud, errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to civil claims for negligence.

We maintain a system of internal controls and procedures designed to reduce the risk of loss from employee or customer fraud or misconduct, employee errors and operational risks, including data processing system failures and errors and customer or employee fraud. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the Company’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on us.

The Company is dependent upon outside third parties for processing and handling of Company records and data.

The Company relies on software developed by third party vendors to process various Company transactions. In some cases, the Company has contracted with third parties to run their proprietary software on behalf of the Company. These systems include, but are not limited to, general ledger, payroll, employee benefits, loan and deposit processing, mortgage origination, secondary marketing, MSRs, servicing of mortgage loans and securities portfolio management. While the Company performs a review of controls instituted by the applicable vendor over these programs in accordance with industry standards and performs its own testing of user controls, the Company must rely on the continued maintenance of controls by these third party vendors, including safeguards over the security of customer data. In addition, the Company maintains, or contracts with third parties to maintain, backups of key processing output daily in the event of a failure on the part of any of these systems.

Nonetheless, the Company may incur a temporary disruption in its ability to conduct its business or process its transactions, or incur damage to its reputation if the third party vendor fails to adequately maintain internal controls or institute necessary changes to systems. Such disruption or a breach of security may have a material adverse effect on us.

System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we use in our operations and internet banking activities could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Computer break-ins, “phishing” and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, as well as that of our customers engaging in internet banking activities. In addition, advances in computer capabilities or other developments could result in a compromise or breach of our systems designed to protect customer data. Although we have procedures in place to prevent or limit the effects of any of these potential problems and intend to continue to implement security technology and establish operational procedures to mitigate the risk of such occurrences, there can be no assurance that these measures will be successful. Any interruption in, or breach in security of, our computer systems and network infrastructure, or that of our internet banking customers, could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on us.

We are subject to lending concentration risks.

We have focused on repositioning our portfolio to reduce our exposure to industries and sectors that we no longer consider economically desirable. As a business bank, our loan portfolio is comprised primarily of commercial loans to businesses. As of March 31, 2012, approximately 88% of our loan portfolio consisted of commercial loans of which approximately 38% are commercial real estate loans. Our commercial loans are typically larger in amount than loans to individual consumers and, therefore, have the potential for higher losses on an individual loan basis. Credit quality issues on larger commercial loans, if they were to occur, could cause greater volatility in reported credit quality performance measures, such as total impaired or nonperforming loans, and the amount of charge-offs and recoveries between periods. The deterioration of any one or a few of these loans may cause a significant increase in uncollectible loans, which would have a material adverse impact on us.

The problems that have occurred in the residential real estate and mortgage markets throughout much of the United States also affected the commercial real estate market. In our market areas, we have generally experienced a downturn in credit performance by our commercial real estate loan customers, and in light of the uncertainty that exists in the economy and credit markets, there can be no guarantee that we will not experience further deterioration in the performance of commercial real estate and other real estate loans in the future. In such case, we may not be able to realize the amount of security that we anticipated at the time of originating the loan, which could cause us to increase our provision for loan losses and materially and adversely affect our operating results, financial condition or capital levels.

We may not be able to access sufficient and cost-effective sources of liquidity.

Liquidity is essential to our business and drives our ability to make new loans or invest in securities. In addition, the Company requires liquidity to meet its deposit and debt obligations as they come due. Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or the economy generally. Factors that could reduce our access to liquidity sources include a downturn in the Chicago area market, difficult credit markets or adverse regulatory actions against us.

As part of our liquidity management, we use a number of funding sources in addition to what is provided by in-market deposits and repayments and maturities of loans and investments. Although we have increased our funding from our core customers to reduce our reliance on wholesale funding, we continue to use brokered money market accounts and certificates of deposits, out-of-local-market certificates of deposit, broker/dealer repurchase agreements, federal funds purchased and Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) advances as a source of liquidity.

Under FDIC regulations, only “well-capitalized” institutions may issue brokered certificates of deposit (“CDs”) without prior regulatory approval. The Bank is currently categorized as “well-capitalized” and, therefore, may continue to utilize this funding source. Brokered CD distributors may use other criteria in determining which banks to allow to issue brokered CDs through their distribution network. If our access to the brokered CD market were reduced in any material respect, it could lead to an inability to replace brokered deposits at maturity, which would result in higher costs to, or reduced asset levels at, the Bank.

Our liquidity position is affected by the amount of cash and other liquid assets on hand, payment of interest and dividends on our outstanding debt and equity instruments, capital we inject into the Bank, redemption of our previously issued debt, proceeds we raise through the issuance of debt and equity instruments, and dividends received from the Bank (if permitted). Our future liquidity position may be materially adversely affected if, in the future, one or a combination of the following events occur:

•	the Bank reports net losses or its earnings are weak relative to our cash flow needs as a holding company,

•

we deem it advisable or are required by our regulators to use cash at the holding company level to support loan growth of the Bank or address other capital needs of the Bank through downstream capital injections, or

•	we have difficulty raising cash at the holding company level through the issuance of debt or equity securities or accessing additional sources of credit.

Given the losses recorded by the Bank from 2008 through 2010 and the resulting limitations imposed by our regulators on the ability of the Bank to pay dividends to us, we have been dependent upon our current cash position and cash proceeds generated by capital raises to meet liquidity needs at the holding company level. If we foresee that we face diminished liquidity, we may, to the extent possible, seek to manage this risk by reducing the amount of capital we inject into the Bank. This may further reduce the capital position of the Bank, cause our growth to slow and result in regulatory criticism.

We are subject to liquidity risk, including unanticipated deposit volatility.

Our usual liquidity management challenges include responding to potential volatility in our customers’ deposit balances. We primarily use advances from the FHLB, broker/dealer repurchase agreements and federal funds purchased to meet our immediate liquidity needs. Since 2008, we have experienced a significant increase in client deposits, which has allowed us to reduce our reliance on wholesale funding sources. However, there can be no assurance that this recent level of client deposit growth will continue, that client deposits will remain at current levels or that we will be able to maintain the recent reduced reliance on wholesale deposits. Increased customer confidence in general economic conditions, higher expected rates of return on other investments (including a rise in interest rates) or additional restrictions on the availability of FDIC coverage could each cause our customers to move all or a portion of their deposits to other investment options, thus causing a reduction in our deposits and increasing our reliance on wholesale or other funding sources.

In addition, we have customers that maintain significant deposit balances with us, the immediate withdrawal of which could have a material adverse affect on our daily liquidity management. Further, the number of branches we maintain is small relative to our asset size, which could negatively impact our ability to acquire new deposits. In the event that we experience a significant deposit outflow, our liquidity could be negatively impacted such that our capital position, reputation or profitability could also be adversely affected. If we fail to effectively manage the risk of deposit volatility, we could be materially and adversely affected.

The recent repeal of federal prohibitions on payment of interest on business demand deposits could increase the Company’s interest expense and have a material adverse effect on us.

All federal prohibitions on the ability of financial institutions to pay interest on business demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, some financial institutions have commenced offering interest on these demand deposits to compete for customers. If competitive pressures require the Company to pay interest on these demand deposits to attract and retain business customers, its interest expense would increase and its net interest margin would decrease. This could have a material adverse effect on us. Further, the effect of the repeal of the prohibition could be more significant in a higher interest rate environment as business customers would have a greater incentive to seek interest on demand deposits.

Changes in our credit ratings could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

We are rated by several different rating agencies, including IDC and Bankrate.com. Many factors, both within and out of our control, may cause these agencies to downgrade their ratings related to the Company, which could subject us to negative publicity, adversely impact our ability to acquire or retain deposits and increase our cost of borrowing or limit our asset growth. Also, our credit ratings are an important factor to the institutions that provide our sources of liquidity, and reductions in our credit ratings could adversely affect our liquidity, increase our borrowing costs, limit our access to the capital markets or trigger unfavorable contractual obligations. We cannot give any assurance that our current credit ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant.

The Company is a bank holding company and its sources of funds are limited.

The Company is a bank holding company, and its operations are primarily conducted by the Bank, which is subject to significant federal and state regulation. When available, cash to pay dividends to stockholders of the Company is derived primarily from dividends received from the Bank. The Company’s ability to receive dividends or loans from the Bank is restricted. Dividend payments by the Bank to the Company in the future will require generation of future earnings by the Bank and could require regulatory approval if any proposed dividends are in excess of prescribed guidelines. Further, as a structural matter, the Company’s right to participate in the assets of the Bank in the event of a liquidation or reorganization of the Bank would be subject to the claims of the Bank’s creditors, including depositors, which would take priority except to the extent the Company may be a creditor with a recognized claim. As of March 31, 2012, the Bank had deposits and other liabilities of approximately $4.2 billion.

Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

We believe our future success is dependent, in part, on our ability to attract and retain highly qualified and experienced personnel in key senior management and other positions. Our competitive strategy is to provide each of our commercial customers with a highly qualified relationship manager that will serve as the customer’s key point of contact with us. Achieving the status of a “trusted advisor” for our customers also requires that we minimize relationship manager turnover and provide stability to the customer relationship. Competition for experienced personnel in our industry is intense, and we may not be able to successfully attract and retain such personnel.

Our recent operating results have reduced our cash-based incentive awards to senior management and other key employees. In addition, our participation in the CPP places limits on executive compensation, which may adversely affect our ability to attract and retain certain key employees, especially if we are competing for talent against institutions that are not subject to such restrictions. These limits will continue to apply to us so long as any of the Preferred Shares are held by Treasury. Any inability to retain and attract key personnel could negatively impact our operations.

Our reputation could be damaged by negative publicity.

Reputational risk, or the risk to us from negative publicity, is inherent in our business. Negative publicity can result from actual or alleged conduct in a number of areas, including legal and regulatory compliance, lending practices, corporate governance, litigation, inadequate protection of customer data, ethical behavior of our employees, and from actions taken by regulators, ratings agencies and others as a result of that conduct. Damage to our reputation could impact our ability to attract new or maintain existing loan and deposit customers, employees and business relationships.

New lines of business or new products and services may subject us to certain additional risks.

From time to time, we will consider and may enter into new lines of business or offer new products or services. These activities can involve a number of uncertainties, risks and expenses, including the investment of significant time and resources, and we can give no assurance that our projected price and profitability targets will be attainable or that our efforts will be successful. These initiatives have required and will continue to require us to enter geographical markets that are new to us. In addition, new lines of business and new products and services could significantly impact the effectiveness of our system of internal controls, and present requirements for legal compliance with which we were previously unfamiliar. Failure to successfully manage these risks could have a material adverse affect on us.

We may experience difficulties in managing our future growth.

Our future success in part, depends on our achieving growth in commercial banking relationships that result in increased commercial loans outstanding at yields that are profitable to us. Achieving our growth targets requires us to attract customers who currently bank at other financial institutions in our market, thereby increasing our share of the market. Our commercial banking strategy is to provide a local, high-touch relationship servicing experience that we believe is attractive to customers in our marketplace. In addition, we actively pursue high quality relationship managers to extend our reach in the market place. Our success will also depend in part on continued growth in our mortgage banking business. Our mortgage growth goals will necessitate further expansion of our national mortgage platform and, to a lesser degree, additional diversification of revenue streams from this business. Although we believe that we have the necessary resources in place to successfully manage our future growth, our growth strategy exposes us to certain risks and expenses, and we cannot assure you that we will be able to expand our market presence or that any such expansion will not adversely affect our results of operations. Our strategy for future growth also may place a significant strain on our management, personnel, systems and resources. Maintaining credit quality while growing our loan portfolio is critical to achieving and sustaining profitable growth. We may not be able to manage our growth effectively. If we fail to do so, we would be materially harmed.

In furtherance of our growth strategy, we may also seek to acquire other financial institutions or parts of those institutions in the future, and we may engage in banking center expansion. In connection with future acquisitions, we may issue equity securities which could cause ownership and economic dilution to our current stockholders. Moreover, we cannot assure you that our regulators will permit us to implement an acquisition strategy. Furthermore, there is no assurance that, following any future mergers or acquisitions, our integration efforts will be successful or that, after giving effect to the acquisition, we will achieve a level of profitability that will justify the investment that we made in any such acquisition.

The Company and its subsidiaries are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

The Company’s financial performance is impacted by federal and state tax laws. Given the current economic and political environment, and ongoing federal and state budgetary pressures, the enactment of new federal or state tax legislation may occur. For example, in January 2011, the State of Illinois passed an income tax increase for both individuals and corporations, which increased our state income tax rate. The further enactment of such legislation, or changes in the interpretation of existing law, including provisions impacting tax rates, apportionment, consolidation or combination, income, expenses, and credits, may have a material adverse effect on us.

Our participation in the CPP may place significant restrictions on our compensation practices.

Due to our participation in the CPP, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds any of our Preferred Shares, as set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published on June 15, 2009. The compensation standards apply to certain of our senior executive officers and certain other of our most highly compensated employees and, among other things, place specific restrictions on the types and amounts of compensation that we may pay to these individuals. Certain of these restrictions may force us to issue additional shares of our common stock, rather than cash or other non-equity awards, to compensate and retain our executive officers. Any such common stock issuances likely would result in dilution to our common stockholders, which would have an adverse impact on the market value of our common stock.

Regulatory requirements, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. At March 31, 2012, both we and the Bank were categorized as “well-capitalized” under the applicable regulatory capital framework. To the extent regulatory requirements change, our future operating results erode capital or we seek to expand through loan growth or acquisitions, we may be required to raise additional capital. Our ability to raise capital in any such event would depend on conditions in the capital markets, which are outside of our control, and on our financial condition and performance. Accordingly, we cannot be assured of our ability to raise capital when needed or on favorable terms. The inability to attract new capital investment, or to attract capital on terms acceptable to us, could have a material adverse impact on us.

We have not paid a dividend on our common stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities (including the Preferred Shares).

Historically, our primary source of funds at the holding company level has been dividends received from the Bank. In order to preserve capital, our board of directors suspended the payment of dividends on our common stock beginning in the second quarter of 2008. Current and future liquidity constraints at the holding company level could continue to impair our ability to declare and pay dividends on our common or preferred stock (including the Preferred Shares) or pay interest on our outstanding debt securities in the future. We also have agreed, consistent with our past practice, to continue to provide the Federal Reserve and the IDFPR with notice before we declare dividends on our common or preferred stock (including the Preferred Shares) or pay interest on our debt securities.

Treasury may also impose additional limitations on our ability to use funds we received from our participation in the CPP, including the payment of dividends or interest on our outstanding securities. If we are unable to pay dividends or interest on our outstanding securities (including the Preferred Shares) in the future, the market value of such securities may be materially adversely affected.

Our compensation expense may increase substantially after Treasury’s sale of the Preferred Shares.

As a result of our participation in the CPP, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds any of our Preferred Shares. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published on June 15, 2009. If the auction is successful and Treasury elects to sell all of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

Risk Factors Related to an Investment in the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness; we are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option, the Preferred Shares, which are subject to various prohibitions and other restrictions; and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our board of directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

At March 31, 2012, we had outstanding $86.6 million of junior subordinated debentures, $45.4 million issued to TAYC Capital Trust I and $41.2 million issued to TAYC Capital Trust II, and $33.1 million of subordinated notes, net of unamortized discount of $4.4 million. If (i) there has occurred and is continuing an event of default under the junior subordinated debentures or the subordinated notes or (ii) the Company has given notice of its election to defer payments of interest on the junior subordinated debentures or such a deferral has commenced and is continuing, then the Company, and in certain cases its affiliates, may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its, and in certain cases its affiliates’, capital stock (including the Preferred Shares).

The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Furthermore, the Company is a legal entity that is separate and distinct from its subsidiaries, and its subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefor. Because the Company is a holding company that maintains only limited cash at that level, its ability to pay dividends on, and redeem at its option, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from its subsidiaries, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of its subsidiaries. In addition, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the applicable subsidiary, except to the extent that the Company is a creditor, and is recognized as a creditor, of such subsidiary. Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of the Company’s subsidiaries.

There are also various legal and regulatory prohibitions and other restrictions on the ability of the Bank to pay dividends, extend credit or otherwise transfer funds to the Company or affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of the Bank and other factors. Because of the net losses incurred by the Bank in recent years, the Bank did not declare or pay any dividends to the Company in 2011 or 2010. The Bank is subject to general dividend restrictions set forth by regulatory authorities, under which the Bank may not, without prior approval of regulatory authorities, declare dividends in excess of the sum of the current year’s earnings plus the retained earnings from the prior two years. As of March 31, 2012, based on these dividend restrictions, the Bank had the capacity to pay dividends to us of up to $57.1 million, without the approval of regulatory authorities. In addition, regulatory rules limit the aggregate amount of a depository institution’s loans to, and investments in, any single affiliate in varying thresholds and may prevent the Company from borrowing from the Bank and require any permitted borrowings to be collateralized. Moreover, at March 31, 2012, the Bank had outstanding $56.8 million of subordinated notes, net of unamortized discount of $3.2 million. If the Bank fails to make any principal or interest payment on its subordinated notes, until such principal or interest payment has been made, the Bank may not (i) declare or pay any dividends or distributions on its capital stock, (ii) make loans or advances to the Company, (iii) make any payments of interest, principal or premium on, or repay, repurchase or redeem any indebtedness of the Bank payable to the Company or (iv) redeem, purchase or acquire any of its capital stock, in each case without the consent of the holders of subordinated notes representing at least a majority of the principal amount then outstanding.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay dividends on, or redeem, the Preferred Shares. Under the Federal Reserve’s capital regulations, in order to ensure Tier 1 capital treatment for the Preferred Shares, the Company’s redemption of any of the Preferred Shares must be subject to prior regulatory approval. The Federal Reserve also may require the Company to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

An active trading market for the Preferred Shares may not develop or be maintained.

The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not plan to list, or make available for quotation, the Preferred Shares in the future. There can be no assurance that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the

Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares — Voting Rights” in this prospectus supplement.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares. Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we choose to redeem the Preferred Shares in part, we have been informed by DTC that it is their current practice to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed. If we choose to redeem the Preferred Shares, we are likely to do so if we are able to obtain a lower cost of capital. If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. Furthermore, if we redeem the Preferred Shares in part, the liquidity of the outstanding Preferred Shares may be limited.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See “Description of Preferred Shares — Redemption and Repurchases” in this prospectus supplement. Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve. We intend to redeem or repurchase the Preferred Shares in such amounts and at such times as we deem prudent, although we have no present plans to redeem, in whole or in part, the Preferred Shares before February 15, 2014, when the dividend rate is scheduled to increase.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

Risk Factors Related to the Auction Process

The price of the Preferred Shares could decline rapidly and significantly following this offering.

The public offering price of the Preferred Shares, which will be the clearing price plus accrued dividends thereon, will be determined through an auction process conducted by Treasury and the auction agents. Prior to this offering there has been no public market for the Preferred Shares, and the public offering price may bear no relation to market demand for the Preferred Shares once trading begins. We have been informed by both Treasury and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., as the auction agents, that they believe that the bidding process will reveal a clearing price for the Preferred Shares offered in the auction process, which will either be the highest price at which all of the Preferred Shares offered may be sold to bidders, if bids are received for 100% or more of the offered Preferred Shares, or the minimum bid price of $737.00, if bids are received for at least half, but less than all, of the offered Preferred Shares. If there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the price of the Preferred Shares would likely decline following this offering. Limited or less-than-expected liquidity in the Preferred Shares, including decreased liquidity due to a sale of less than all of the offered Preferred Shares, could also cause the trading price of the Preferred Shares to decline. In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the Preferred Shares after the initial sales of the Preferred Shares in this offering. If your objective is to make a short-term profit by selling the Preferred Shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The auction process for this offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for this offering may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction process, successful bidders that receive allocations of Preferred Shares in this offering may infer that there is little incremental demand for the Preferred Shares above or equal to the public offering price. As a result, successful bidders may conclude that they paid too much for the Preferred Shares and could seek to immediately sell their Preferred Shares to limit their losses should the price of the Preferred Shares decline in trading after the auction process is completed. In this situation, other investors that did not submit bids that are accepted by Treasury may wait for this selling to be completed, resulting in reduced demand for the Preferred Shares in the public market and a significant decline in the trading price of the Preferred Shares. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the Preferred Shares shortly after this offering.

The auction process for this offering may result in a situation in which less price sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, as a result, the public offering price may not be sustainable once trading of Preferred Shares begins.

In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction. Because of the auction process used in this auction, these less price sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction to be higher than it would otherwise have been absent such bids) and may have a higher level of participation in this offering than is normal for other public offerings. This, in turn, could cause the auction process to result in a public offering price that is higher than the price professional investors are willing to pay for the Preferred Shares. As a result, the trading price of the Preferred Shares may decrease once trading of the Preferred Shares begins. Also, because professional investors may have a substantial degree of influence on the trading price of the Preferred Shares over time, the trading price of the Preferred Shares may decline and not recover after this offering. Furthermore, if the public offering price of the Preferred Shares is above the level that investors determine is reasonable for the Preferred Shares, some investors may attempt to short sell the Preferred Shares after trading begins, which would create additional downward pressure on the trading price of the Preferred Shares.

The clearing price for the Preferred Shares may bear little or no relationship to the price for the Preferred Shares that would be established using traditional valuation methods, and, as a result, the trading price of the Preferred Shares may decline significantly following the issuance of the Preferred Shares.

The public offering price of the Preferred Shares will be equal to the clearing price plus accrued dividends thereon. The clearing price of the Preferred Shares may have little or no relationship to, and may be significantly higher than, the price for the Preferred Shares that otherwise would be established using traditional indicators of value, such as: our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, capital levels, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to us; and the views of research analysts. The trading price of the Preferred Shares may vary significantly from the public offering price. Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the Preferred Shares could decline significantly.

Successful bidders may receive the full number of Preferred Shares subject to their bids, so potential investors should not make bids for more Preferred Shares than they are prepared to purchase.

Each bidder may submit multiple bids. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares (on a pro-rata basis, if appropriate) among bids made at the clearing price. If Treasury elects to sell any Preferred Shares in this offering, the bids of successful bidders that are above the clearing price will be allocated all of the Preferred Shares represented by such bids, and only accepted bids submitted at the clearing price, in certain cases, will experience pro-rata allocation, if any. Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. Accordingly, the sum of a bidder’s bid sizes as of the submission deadline should be no more than the total number of Preferred Shares the bidder is willing to purchase, and investors are cautioned against submitting a bid that does not accurately represent the number of Preferred Shares that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of Preferred Shares, even if a bidder submits a bid at or above the public offering price of the Preferred Shares.

The auction agents, in their sole discretion, may require that bidders confirm their bids before the auction closes (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of Preferred Shares even if the bid is at or above the public offering price. The auction agents may, however, choose to accept any such bid even if it has not been reconfirmed. In addition, the auction agents may determine in some cases to impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), and may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering. Furthermore, if bids for 100% or more of the offered Preferred Shares are received, and Treasury elects to sell any Preferred Shares in the auction, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while each bid submitted at the clearing price will be allocated the number of Preferred Shares represented by such bids, in the case bids for 100% of the offered Preferred Shares are received, or a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by such bid, rounded to the nearest whole number of Preferred Shares (subject to rounding to eliminate odd-lots), in the case bids for more than 100% of the offered Preferred Shares are received. If bids for at least half, but less than all, of the offered Preferred Shares are received, and Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received (but not less than half), then all bids will experience equal pro-rata allocation. Treasury could also decide, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price has been determined. As a result of these factors, you may not receive an allocation for all the Preferred Shares for which you submit a bid.

We cannot assure you that the auction will be successful or that the full number of offered Preferred Shares will be sold.

If sufficient bids are received and accepted by the auction agents to enable Treasury to sell the offered Preferred Shares in this offering, the public offering price will be set at the clearing price plus accrued dividends thereon, unless Treasury decides, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price is determined. The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price of the offered Preferred Shares that can be sold in the auction. If, however, bids are received for at least half, but less than all, of the offered Preferred Shares, then Treasury may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price) the number of

Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold. If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering. The liquidity of the Preferred Shares may be limited if less than all of the offered Preferred Shares are sold by Treasury. Possible future sales of Treasury’s remaining Preferred Shares, if any, that are held following this offering, could affect the trading price of the Preferred Shares sold in this offering.

Submitting bids through a network broker or any other broker that is not an auction agent may in some circumstances shorten deadlines for potential investors to submit, modify or withdraw their bids.

In order to participate in the auction, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or a network broker. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through an auction agent or a network broker. Potential investors and brokers that wish to submit bids in the auction and do not have an account with an auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account. Network brokers and other brokers will impose earlier submission deadlines than those imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to an auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agents) before the auction closes. As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through an auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

SUPERVISION AND REGULATION

Financial institutions, their holding companies and their affiliates are highly regulated both at the federal and state levels. Financial institution regulation and supervision is intended for the protection of depositors, the Deposit Insurance Fund (“DIF”) of the FDIC and the banking system as a whole, and not necessarily for the protection of a bank or a bank holding company’s stockholders or creditors. The banking regulators have extensive discretion in connection with their supervisory, regulatory and enforcement powers over the Company, as a regulated bank holding company, and over the Bank, as a regulated subsidiary depository institution. As a result, the growth and earnings performance of the Company is affected not only by management decisions and general economic conditions, but also by requirements of federal and state statutes and by the regulations and policies of the applicable bank regulatory authorities.

As a registered bank holding company under the BHCA, we are regulated and supervised by the Federal Reserve. The Bank, an Illinois state-chartered bank that is a member of the Federal Reserve, is regulated by both the IDFPR and the Federal Reserve. The Bank is required to file periodic reports with both agencies and is subject to periodic examination by both the IDFPR and Federal Reserve. The Bank also accepts deposits which are insured by the FDIC, and therefore it is also subject to supervision by the FDIC. In addition, pursuant to the Dodd-Frank Act, the FDIC has backup enforcement authority over an insured depository institution holding company, such as the Company, if the conduct or threatened conduct of such holding company poses a risk to the DIF.

For additional information about the laws, regulations and policies applicable to us, see “Supervision and Regulation” in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the matters discussed below.

Bank Secrecy Act/Anti-Money Laundering

The Bank Secrecy Act and USA PATRIOT Act of 2001 contain anti-money laundering and financial transparency provisions intended to detect, and prevent the use of the U.S. financial system for, money laundering and terrorist financing activities. The Bank Secrecy Act, as amended by the USA PATRIOT Act, requires depository institutions and their holding companies to undertake activities, including maintaining an anti-money laundering program, verifying the identity of clients, monitoring for and reporting suspicious transactions, reporting on cash transactions exceeding specified thresholds, and responding to requests for information by regulatory authorities and law enforcement agencies. We have implemented internal practices, procedures, and controls designed to comply with these requirements.

USE OF PROCEEDS

The Preferred Shares offered by this prospectus supplement are being sold for the account of Treasury. Any proceeds from the sale of these Preferred Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Preferred Shares offered by this prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and preferred stock dividends for the periods indicated.

For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of earnings (loss) before income taxes plus interest and rent expense. Fixed charges consist of interest expense and rent expense. “Fixed charges including interest on deposits” consists of all interest expense on deposits and other debt and the amortization of debt issuance costs. The calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment. The preferred stock dividends amount is on a gross basis to represent the pre-tax income equivalent assuming an estimated tax rate of 35%. For all periods, we computed the ratios of earnings to fixed charges and preferred stock dividends by dividing earnings by fixed charges and preferred stock dividends.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% to 9.0% per annum, which would adversely affect our ratio of earnings to fixed charges and preferred stock dividends.

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008		Year Ended December 31, 2007
Including Interest on Deposits(1)(2)	1.95x	0.82x	1.06x	0.25x	0.59x	(0.16	)x	0.96x	(3)
Excluding Interest on Deposits(1)(2)	2.57x	0.69x	1.10x	(0.47)x	(0.00)x	(3.63	)x	0.82x	(3)

(1)	As of March 31, 2012, there were 1,282,674 shares of our Nonvoting Convertible Preferred Stock outstanding. The Nonvoting Convertible Preferred Stock, which was issued on March 29, 2012 in exchange for a total of 405,330 shares of Nonvoting Convertible Preferred Stock, Series D, and 877,344 shares of Non-Voting Convertible Preferred Stock, Series G, is entitled to receive dividends only when, as and if declared by our board of directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of our common stock into which such shares of Nonvoting Convertible Preferred Stock would be convertible pursuant to its terms.
(2)	For the three months ended March 31, 2011 and for the years ended December 31, 2010, 2009, 2008 and 2007, the coverage deficiency was $3.5 million, $67.5 million, $48.4 million, $136.0 million and $5.0 million, respectively, both including and excluding interest on deposits.
(3)	No shares of our preferred stock were outstanding during the year ended December 31, 2007, and accordingly, we did not pay preferred stock dividends during this period.

DESCRIPTION OF PREFERRED SHARES

This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the Company’s Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on November 24, 2008 and incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

General

The Preferred Shares constitutes a series of our perpetual, cumulative, preferred stock, consisting of 104,823 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Preferred Shares have no maturity date. We issued the Preferred Shares to Treasury on November 21, 2008 in connection with the CPP for an aggregate purchase price of $104.8 million in a private placement exempt from the registration requirements of the Securities Act. The Preferred Shares qualify as Tier 1 capital for regulatory purposes.

Dividends

Rate. Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from November 21, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the August 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date.

Dividends on the Preferred Shares are cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

Priority of Dividends. So long as any of the Preferred Shares remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. In addition to our common stock as of the date of this prospectus supplement, we had 1,282,674 shares of Nonvoting Convertible Preferred Stock outstanding, which constitutes Junior Stock.

“Parity Stock” means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of the Preferred Shares, out of the assets of the Company or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares (including our outstanding Nonvoting Convertible Preferred Stock), payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

We intend to redeem or repurchase the Preferred Shares in such amounts and at such times as we deem prudent, although we have no present plans to redeem, in whole or in part, the Preferred Shares before February 15, 2014, when the dividend rate is scheduled to increase. Our ability to do so will depend on then-present facts and circumstances and the amount of capital we hold or can raise at the holding company level.

In order for us to obtain approval from our applicable regulatory authorities to redeem the Preferred Shares, we would expect that such regulatory authorities would require us to satisfy our capital commitments to them, if any, after giving effect to the redemption of the Preferred Shares so approved.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by Delaware law.

Whenever dividends have not been paid on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the two new directors. No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock (as defined below), to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under “— Dividends-Priority of Dividends” above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

In addition to any other vote or consent required by Delaware law or by our Third Amended and Restated Certificate of Incorporation (as such document may be amended or restated from time to time, the “Certificate of Incorporation”), the vote or consent of the holders of at least 66-2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

•

amend or alter our Certificate of Incorporation or the Certificate of Designations for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

amend, alter or repeal any provision of our Certificate of Incorporation or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or

•

consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to November 21, 2008, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

Book-Entry Procedures

The Depository Trust Company (the “DTC”) will act as securities depositary for the Preferred Shares. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Preferred Shares sold in the auction. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the Preferred Shares may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Preferred Shares on DTC’s records. You, as the actual owner of the Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Preferred Shares are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Preferred Shares will be sent to Cede & Co. If less than all of the Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Preferred Shares in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Preferred Shares will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Shares. In that event, we will print and deliver certificates in fully registered form for Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Preferred Shares will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

AUCTION PROCESS

The following describes the auction process used to determine the public offering price of the Preferred Shares. That process differs from methods traditionally used in other underwritten public offerings. Treasury and the underwriters will determine the public offering price and the allocation of the Preferred Shares in this offering by an auction process conducted by the joint book-running managers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., in their capacity as the “auction agents.” This auction process will involve a modified “Dutch auction” mechanic in which the auction agents (working with a number of other brokers) will receive and accept bids from bidders for the Preferred Shares. We do not intend to submit any bids in the auction. After the auction closes and bids become irrevocable (which will occur automatically at the submission deadline to the extent such bids have not been modified or withdrawn at that time), the auction agents will determine the clearing price for the sale of the Preferred Shares offered hereby and, if Treasury chooses to proceed with the offering, the underwriters will allocate Preferred Shares to the winning bidders. The clearing price for the Preferred Shares may bear little or no relationship to the price that would be established using traditional valuation methods. You should carefully consider the risks described under “Risk Factors — Risk Factors Related to the Auction Process” beginning on page S-24 of this prospectus supplement.

Eligibility and Account Status

In order to participate in the auction process, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or one of the network brokers. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agents or a network broker. If you wish to bid in the auction and do not have an account with an auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction (which may be difficult to do before the submission deadline) or contact your existing broker and request that it submit a bid through an auction agent or a network broker. Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by the auction agents, as described below under “— The Auction Process — The Bidding Process.”

Because the Preferred Shares are complex financial instruments for which there is no established trading market, the auction agents, each network broker and any other broker that submits bids through the auction agents or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the Preferred Shares is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority (“FINRA”). If you do not meet the relevant suitability requirements of an auction agent or another broker, you will not be able to bid in the auction. Accounts at an auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions. You should contact your brokerage firm to better understand how you may submit bids in the auction process.

An auction agent or network brokers may require bidders (including any brokers that may be bidding on behalf of their customers) to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

The auction agents and the network brokers, upon request, will provide certain information to you in connection with the offering, including this prospectus supplement and the accompanying prospectus and forms used by such brokers, if any, to submit bids. Additionally, you should understand that:

•	before submitting a bid in the auction, you should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including all the risk factors;

•

the minimum bid price was agreed by the auction agents and Treasury, and we did not participate in that determination and therefore cannot provide any information regarding the factors that Treasury and the auction agents considered in determining the minimum bid price;

•

if valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction. In this case, the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept (it being understood that Treasury must accept bids for 100% of the offered Preferred Shares if it accepts any bid);

•

if valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the submission deadline, then Treasury may (but is not required to) sell, at the minimum bid price per share in the auction (which will be deemed the clearing price), the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold;

•	if bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering;

•	if there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the trading price of the Preferred Shares will decline;

•

the liquidity of any market for the Preferred Shares may be affected by the number of Preferred Shares that Treasury elects to sell in this offering, and the price of the Preferred Shares may decline if the Preferred Shares are illiquid;

•

the auction agents, in their sole discretion, have the right to reconfirm any bid by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws);

•

if you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn, but alternatively may in their discretion choose to accept any such bid even if it has not been reconfirmed;

•	the auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering; and

•	the auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

None of the underwriters, Treasury or us have undertaken any efforts to qualify the Preferred Shares for sale in any jurisdiction outside the United States. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

Even if a bidder places a bid in the auction, it may not receive an allocation of the Preferred Shares in the offering for a number of reasons described below. You should consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in determining whether to submit a bid, the number of Preferred Shares you seek to purchase and the price per share you are willing to pay.

The following brokers have agreed to be network brokers for purposes of the auction process: BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Blaylock Robert Van, LLC, Boenning & Scattergood, Inc., Cabrera Capital Markets, LLC, Cantor Fitzgerald & Co., CastleOak Securities, L.P., Compass Point

Research & Trading, LLC, D.A. Davidson & Co., Davenport & Co., FBR Capital Markets & Co., Guggenheim Securities, Janney Montgomery Scott LLC, Jefferies & Company, Inc., Joseph Gunnar & Co. LLC, Keefe, Bruyette & Woods, Inc., Lebenthal & Co., LLC, M.R. Beal & Company, Raymond James & Associates, Inc., Samuel A. Ramirez & Co., Sterne, Agee & Leach, Inc., Stifel, Nicolaus & Company, Incorporated, The Williams Capital Group, L.P., Toussaint Capital Partners, LLC, Wedbush Morgan Securities Inc. and WR Hambrecht + Co., LLC. The network brokers will not share in any underwriting discounts or fees paid by us in connection with the offering of the Preferred Shares but may, subject to applicable FINRA and SEC rules and regulations, charge a separate commission to their own customers.

The Auction Process

The following describes how the auction agents will conduct the auction process:

General

•

The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agents in a press release issued prior to the opening of the equity markets on such day, and will end at 6:30 p.m., New York City time, on the second business day immediately thereafter (the “submission deadline”). Unless you submit your bids through an auction agent, your broker will have an earlier deadline for accepting bids. If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agents believe may interfere with the auction process, the auction agents may (in consultation with Treasury) decide to extend the auction or cancel and reschedule the auction. The auction agents and the network brokers will advise bidders of any such decision to extend or cancel and reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close. If the auction process is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation.

•

The auction agents and the network brokers will contact potential investors with information about the auction process and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile. The minimum bid price is $737.00 per Preferred Share with a minimum size for any bid of one Preferred Share.

The Bidding Process

•	The auction agents and the network brokers will only accept bids in the auction process in increments of whole Preferred Shares; no fractional interests will be sold.

•

No maximum price or auction price range has been established in connection with the auction process, which means that there is no ceiling on the price per share that you or any other bidder can bid in the auction. Each bid must specify a price at or above the minimum bid price of $737.00 (such bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share or such bid will be rejected.

•

Once the auction begins, you may submit your bids either directly through an auction agent or through any network broker. Bids through the network brokers will be aggregated and submitted to the auction agents as single bids at each price increment by those brokers. Bids will only be accepted if they are made on an unconditional basis (i.e., no “all-or-none” bids will be accepted).

•	In connection with submitting a bid, you will be required to provide the following information:

•	the number of Preferred Shares that you are interested in purchasing (only in whole shares — no fractional interests);

•

the price per share you are willing to pay (such bid price to be in increments of $0.01) at or above the minimum bid price of $737.00 per Preferred Share with a minimum size for any bid of one Preferred Share); and

•

any additional information that may be required to enable an auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of Preferred Shares to you.

•

You may submit multiple bids. Canceling one bid does not cancel any other bid. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Consequently, the sum of your bid sizes should be no more than the total number of Preferred Shares you are willing to purchase. In addition, the auction agents may impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), although the auction agents are under no obligation to do so or to reconfirm bids for any reason, except as may be required by applicable securities laws.

•

At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of Preferred Shares bid for or the price bid per share and may withdraw your bid and reenter the auction. Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agents before the auction closes. If you are bidding through a network broker, or another broker that is submitting bids through an auction agent or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.

•

Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker. Some brokers, for example, may require a prospective investor to maintain a minimum account balance or to ensure that its account balance is equal to or in excess of the amount of its bid. No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of Preferred Shares.

•

A bid received by an auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline. Therefore, you will be able to withdraw a bid at any time prior to the submission deadline (or any deadline imposed by a network broker, if you are bidding through a network broker). Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.

•

If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

•	The auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.

•	The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

•

No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of the Preferred Shares. However, the auction agents or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids. Bids may be rejected if you do not provide the required funds or securities within the required time. The auction agents or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts. In any case, if you are a successful bidder, you will be obligated to purchase the Preferred Shares allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

Pricing and Allocation

•

The auction agents will manage the master order book that will aggregate all bids and will include the identity of the bidders (or their brokers, in the case of bids submitted through a network broker). The master order book will not be available for viewing by bidders. Bidders whose bids are accepted will be informed about the result of their bids.

•

If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction. In this case, the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept (it being understood that Treasury must accept bids for 100% of the offered Preferred Shares if it accepts any bid). If valid, irrevocable bids for 100% or more of the offered Preferred Shares are received, any accepted bids submitted in the auction above the clearing price will receive allocations in full, while each bid submitted at the clearing price will be allocated the number of Preferred Shares represented by such bids, in the case bids for 100% of the offered Preferred Shares are received, or a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by such bid, rounded to the nearest whole number of Preferred Shares (subject to rounding to eliminate odd-lots), in the case bids for more than 100% of the offered Preferred Shares are received.

•

If valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the submission deadline, then Treasury may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price), the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold, and in such a case if Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received, then all bids will experience equal pro-rata allocation.

•	If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering.

•	Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, all Preferred Shares will be sold to bidders at the clearing price plus accrued dividends thereon.

•

Promptly after the auction agents determine the clearing price, they will communicate that clearing price to Treasury. Treasury may decide not to sell any Preferred Shares after the clearing price is determined or, in the case where bids are reserved for at least half, but less than all, of the offered Preferred Shares, may decide to sell only a portion (but not less than half) of the offered Preferred Shares. Once Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents will confirm allocations of Preferred Shares to its clients and the network brokers. The underwriters will sell all Preferred Shares at the same price per share plus accrued dividends.

•

If Treasury elects to sell Preferred Shares in the offering, allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares (on a pro-rata basis if appropriate) among bids made at the clearing price. Any pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of Preferred Shares to be allocated at the bidding increment equal to the clearing price by the number of Preferred Shares represented by bids at that bidding increment. Each accepted bid submitted at the clearing price will be allocated a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by its bid, rounded to the nearest whole number of Preferred Shares. In no case, however, will any rounded amount exceed the original bid size.

•

After Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted successful bids will notify you, in the event your bids have been accepted by Treasury, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described in this prospectus supplement). They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale. In the event your bids are not accepted, you may be notified that your bids have not been accepted. As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.

•

The clearing price and number of Preferred Shares to be sold are expected to be announced via press release on the business day following the end of the auction. The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders, and will also be included in the final prospectus supplement for the offering.

•	Sales to investors will be settled through your account with the broker through which your bid was submitted.

•

If you submit bids that are accepted by Treasury, you will be obligated to purchase the Preferred Shares allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent. Once an underwriter has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders. As a result, you will be responsible for paying for all of the Preferred Shares that are finally allocated to you at the public offering price.

You should carefully review the procedures of, and communications from, the institution through which you bid to purchase Preferred Shares.

Auction Process Developments

You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

•

Potential Request for Reconfirmation. The auction agents, in their sole discretion, may ask you to reconfirm your bid by directly contacting you (or your broker, if you submitted your bid through a broker other than an auction agent), although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

•

Notice of Acceptance. Notification as to whether any of your bids are successful and have been accepted by Treasury. This notification will include the final clearing price. If your bids have been accepted by Treasury, you will be informed about the results of the auction process.

SELLING SHAREHOLDER

The table below sets forth information concerning the resale of the Preferred Shares by Treasury. We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than through its role as a regulator and the acquisition of the Preferred Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Treasury acquired the Preferred Shares as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”). EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part, or any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relate, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relates likely would be barred. See “Risk Factors — Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.”

The table below sets forth information with respect to the number of Preferred Shares beneficially owned by Treasury as of June 11, 2012, the number of Preferred Shares being offered by Treasury in this offering, and the number of Preferred Shares to be beneficially owned by Treasury after this offering. The percentages below are calculated based on 104,823 Preferred Shares issued and outstanding as of June 11, 2012.

	Beneficial Ownership Prior to the Offering(1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Preferred Shares Beneficially Owned(1)	Percent	Preferred Shares Being Offered	Number of Preferred Shares Beneficially Owned(1)(2)	Percent
United States Department of the Treasury 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	104,823	100%	104,823	0	0%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Preferred Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days.
(2)	Treasury also owns a warrant to purchase 1,510,418 of the shares of our common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Preferred Shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the Preferred Shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the Preferred Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Preferred Shares.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the Preferred Shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a “non-U.S. holder” if you are a beneficial owner of the Preferred Shares that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Preferred Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Preferred Shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares.

U.S. Holders

Distributions on the Preferred Shares. In general, if distributions are made with respect to the Preferred Shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Preferred Shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemptions of the Preferred Shares.”

Dividends received by individual holders of the Preferred Shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to Preferred Shares that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Preferred Shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert back to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the Health Care and Education Reconciliation Act of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

Dividends received by corporate holders of the Preferred Shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s shares (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of Preferred Shares that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such Preferred Shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Preferred Shares. On the sale or exchange of the Preferred Shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Preferred Shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of Preferred Shares by us, your surrender of the Preferred Shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Preferred Shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of Preferred Shares (as discussed above) if:

•	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

•	your interest in the Preferred Shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

•

the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must take into account not only the Preferred Shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Preferred Shares will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Preferred Shares.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Preferred Shares. Your tax basis in the redeemed Preferred Shares should be transferred to your remaining Preferred Shares. If, however, you have no remaining Preferred Shares, your basis could be lost.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the Preferred Shares will generally be subject to the rules described above under “U.S. Holders — Distributions on the Preferred Shares.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Information Reporting and Backup Withholding. Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the Preferred Shares and to certain payments of proceeds on the sale or other disposition of the Preferred Shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Preferred Shares and certain payments of proceeds on the sale or other disposition of the Preferred Shares unless the beneficial owner of the Preferred Shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Preferred Shares. Distributions treated as dividends as described above under “U.S. Holders — Distributions on the Preferred Shares” paid to a non-U.S. holder of the Preferred Shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Preferred Shares. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. To the extent that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our Preferred Shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected income received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the Preferred Shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders — Sale or Redemption of the Preferred Shares,” in which event such payment would be subject to tax as discussed above under “— Distributions on the Preferred Shares.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Preferred Shares.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS reporting payments of dividends on the Preferred Shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Preferred Shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Preferred Shares or on the proceeds from a sale or other disposition of the Preferred Shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled “Distributions on the Preferred Shares” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of Preferred Shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the Preferred Shares made after December 31, 2013, and payments of gross proceeds from a disposition of the Preferred Shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Treasury is offering the Preferred Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. as representatives of the several underwriters. The terms and conditions set forth in the underwriting agreement, dated June 13, 2012, govern the sale and purchase of the Preferred Shares. Each underwriter named below has severally agreed to purchase from Treasury, and Treasury has agreed to sell to such underwriter, the number of Preferred Shares set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriter	Number of Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	48,481
Sandler O’Neill & Partners, L.P.	48,481
C.L. King & Associates, Inc.	2,621
Guzman & Company	2,620
Mischler Financial Group, Inc.	2,620

Total	104,823

The underwriting agreement provides that the obligations of the several underwriters to purchase the Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Preferred Shares that Treasury determines to sell, if any are purchased. The number of Preferred Shares that Treasury may determine to sell will depend, in part, upon the success of the auction process. See “Auction Process — The Auction Process — Pricing and Allocation.”

The underwriters plan to offer the Preferred Shares for sale pursuant to the auction process described above under “Auction Process.” Preferred Shares sold by the underwriters to the public will be sold at the clearing price determined through that auction process plus accrued dividends thereon. During the auction period, bids may be placed for Preferred Shares at any price in increments of $0.01. The offering of the Preferred Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. As described under “Auction Process,” Treasury may decide not to sell any Preferred Shares in the auction process, regardless of the clearing price set in the auction process.

The underwriters are committed to purchase and pay for all such Preferred Shares, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

The following table shows the per share and total underwriting discounts and commissions that the underwriters will receive and the proceeds Treasury will receive.

Preferred Stock	Per Share	Total
Price to public(1)	$893.5000	$93,659,350.50
Underwriting discounts and commissions to be paid by Treasury(2)	13.4025	1,404,890.26
Proceeds to Treasury(1)	880.0975	92,254,460.24

(1)	Plus accrued dividends from and including May 15, 2012.
(2)	Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

We estimate that the total expenses of this offering, other than the underwriting discounts and commissions and transfer taxes, if any, will be approximately $250,000 and are payable by us.

Restriction on Sales of Securities

We and Treasury have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 30 days after the date of this prospectus supplement, that we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of preferred stock or any securities convertible into, or exercisable or exchangeable, for preferred stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred stock.

The restrictions described in the immediately preceding paragraph will not apply to sales by Treasury of any of our Preferred Shares back to us. The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the Preferred Shares and other securities from the foregoing restrictions.

Indemnity

We have agreed to indemnify Treasury and the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions.

Stabilizing transactions permit bids to purchase Preferred Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of Preferred Shares while this offering is in progress.

These stabilizing transactions may have the effect of raising or maintaining the market price of our Preferred Shares or preventing or retarding a decline in the market price of our Preferred Shares. As a result, the price of our Preferred Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Preferred Shares. These transactions may be effected in the open market or otherwise and, if commenced, may be discontinued at any time.

Listing

The Preferred Shares will not be listed for trading on any stock exchange or be available for quotation on any national quotation system.

Selling Restrictions

United Kingdom

Each underwriter shall be deemed to have represented, warranted and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Shares in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, unincorporated associations and other persons, falling within Article 49(2)(a) to (d) of the Order or (iv) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). The Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or either of their respective contents.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Preferred Shares that are the subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Shares shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public of any Preferred Shares” in relation to the Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Shares to be offered so as to enable an investor to decide to purchase the Preferred Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Conflict of Interest; Other Relationships

From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the Preferred Shares offered by this prospectus supplement and certain other legal matters will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. The underwriters are represented by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements of Taylor Capital Group, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the prospectus and upon the authority of said firm as experts in accounting and auditing.

104,823 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

Warrant to Purchase up to 1,510,418 Shares of Common Stock

1,510,418 Shares of Common Stock

This prospectus relates to the possible resale from time to time by selling securityholders of some or all of 104,823 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Shares”), a warrant to purchase up to 1,510,418 shares of our common stock at an exercise price of $10.41 per share, subject to adjustment as described in this prospectus (the “Warrant”), and the shares of our common stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the Preferred Shares, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the “securities.” The Preferred Shares and the Warrant were originally issued by us pursuant to a Letter Agreement, dated November 21, 2008, incorporating the terms of the Securities Purchase Agreement — Standard Terms (the “Purchase Agreement”), between us and the United States Department of the Treasury (the “Treasury”) as part of the Troubled Asset Relief Program Capital Purchase Program (the “Capital Purchase Program”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Treasury (also referred to herein as the “initial selling securityholder”) and its successors, including transferees (collectively, the “selling securityholders”), may offer these securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, prices related to prevailing market prices or negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any.

We will not receive any proceeds from any sale of the securities by the selling securityholders.

Neither the Preferred Shares nor the Warrant is listed on an exchange, and we do not intend to list either the Preferred Shares or the Warrant on any exchange unless requested to do so by the initial selling securityholder.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TAYC.” On April 20, 2012, the last reported sale price of our common stock on the Nasdaq Global Select Market was $14.38 per share. You are urged to obtain current market quotations of the common stock.

Investing in the securities offered by this prospectus involves risks. Purchasers of securities should read and consider the information set forth in “Risk Factors” on page 2 of this prospectus and in the accompanying prospectus supplement, if any.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The date of this prospectus is May 2, 2012

In this prospectus, the terms “company,” we,” “us,” “our,” and the “Company” refer to Taylor Capital Group, Inc. and its consolidated subsidiaries, collectively (unless the context indicates another meaning).

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration, or continuous offering, process. Under this process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any full writing prospectus required to be filed with the SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales of the securities are permitted. The information contained in this prospectus, any prospectus supplement, any full writing prospectus and the documents and information incorporated herein or therein is accurate only as of its date or the date which is specified in such documents and information. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may also add, update or change information in this prospectus. If any information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read this prospectus and, if applicable, any prospectus supplement together with the additional information and documents described under “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the information referred to under “Risk Factors”, and the additional information and documents incorporated by reference herein, which are described under “Where You Can Find Additional Information” and “Documents Incorporated By Reference” in this prospectus.

General

We are a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. We derive substantially all of our revenue from our wholly-owned subsidiary, Cole Taylor Bank (the “Bank”). We provide a range of products and services primarily to closely-held commercial customers and their owner operators in the Chicago area. We also provide services related to asset based lending and mortgage banking through offices in Chicago and other geographic markets. At December 31, 2011, we had assets of $4.7 billion, deposits of $3.1 billion and stockholders’ equity of $409.5 million.

Our primary businesses are commercial banking, asset based lending, mortgage banking and retail banking. Our target commercial lending customers are businesses in industries such as manufacturing, wholesale and retail distribution, transportation, construction contracting and professional services. Our clients are generally closely-held, middle-market companies with annual revenues between $5 million and $250 million. Our commercial lending activities primarily consist of providing loans for working capital, business expansion or acquisition, owner-occupied commercial real estate financing, revolving lines of credit and stand-by and commercial letters of credit. We also offer treasury cash management services, including repurchase agreements, interest rate swap agreements, internet balance reporting, remote deposit capture, positive pay, automated clearing house products, imaged lock-box processing, controlled disbursement and account reconciliation. Our commercial and industrial lending group operates primarily in the Chicago area. In addition, through offices located across the United States, we also offer asset based lending through Cole Taylor Business Capital including revolving lines of credit supported by receivables and inventory and term loans supported by equipment and real estate.

In addition, we originate, sell and service mortgage loans through Cole Taylor Mortgage. We are currently qualified to do business in 32 states and the District of Columbia. Loan production is sourced through a national broker network, retail offices across the United States and from the Bank’s banking centers (branches), located in the Chicago area. This line of business, launched in early 2010, is a source of noninterest income and provides earnings and geographic diversification.

In addition to our lending activities, we offer deposit products, such as checking, savings and money market accounts, as well as time deposits through nine banking centers located in the Chicago area and through our on-line banking application. We also cross-sell products and services to the owners and executives of our business customers to help them meet their personal financial goals, including personal credit. In addition to commercial clients, we provide deposit and credit services to our community-based customers, typically individuals and small, local businesses located near one of our banking centers. We use third-party providers to offer investment management and brokerage services.

Our commercial and retail banking and deposit products are delivered by a single operations area located in Rosemont, Illinois. Our mortgage unit is based in Ann Arbor, Michigan. We have two separate and discrete operating segments, Banking and Mortgage Banking.

Our principal executive office is located at 9550 West Higgins Road, Rosemont, Illinois 60018, and our phone number is (847) 653-7978.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find Additional Information” and “Documents Incorporated By Reference” in this prospectus.

Securities Being Registered

This prospectus relates to the possible resale from time to time by the selling securityholders, or their respective successors, including transferees, of some or all of the following:

•	104,823 Preferred Shares, liquidation preference amount $1,000 per share,

•

the Warrant, or portions thereof, which expires on November 21, 2018, to purchase 1,510,418 shares of our common stock at an exercise price of $10.41 per share, subject to adjustment as described in this prospectus, and

•	the shares of our common stock which may be purchased upon exercise of the Warrant.

We issued the Preferred Shares and the Warrant on November 21, 2008 to the Treasury pursuant to the Capital Purchase Program.

The issuances of the Preferred Shares and the Warrant were completed in November 2008 in a private placement to the Treasury exempt from the registration requirements of the Securities Act. The terms of the Preferred Shares are described under “Description of Preferred Stock.” The terms of the Warrant are described under “Description of Warrant to Purchase Common Stock.” The Purchase Agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 24, 2008 and is incorporated into this prospectus by reference. See “Documents Incorporated By Reference.”

RISK FACTORS

An investment in our securities involves a number of risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports we file with the SEC that are incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K, any updates to those risks that may be included in our Quarterly Reports on Form 10-Q, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus or any prospectus supplement constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “predict,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation:

•	Our business may be adversely affected by the highly regulated environment in which we operate.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability.

•	Our business is subject to the conditions of the local economy in which we operate and continued weakness in the local economy and the real estate markets may adversely affect us.

•	Our business is subject to domestic and to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could adversely affect our business.

•	The preparation of our consolidated financial statements requires us to make estimates and judgments, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•	Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	We are subject to interest rate risk, including interest rate fluctuations that could reduce our profitability.

•

Certain hedging strategies that we use to manage investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	Our residential mortgage lending profitability could be significantly reduced if we are not able to originate and resell a high volume of mortgage loans.

•	We have counterparty risk and therefore we may be adversely affected by the soundness of other financial institutions.

•	We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud.

•	Our controls and procedures may fail or be circumvented.

•	We are dependent upon outside third parties for processing and handling of our records and data.

•

System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We are subject to lending concentration risks.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	The recent repeal of federal prohibitions on payment of interest on business demand deposits could increase our interest expense.

•	Changes in our credit ratings could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	We are a bank holding company and our sources of funds are limited.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New lines of business or new products and services may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•	Our participation in the Treasury’s Capital Purchase Program may place significant restrictions on our operations.

•	Regulatory requirements, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•

We have not paid a dividend on our common stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we have made or may make with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

All of the securities offered pursuant to this prospectus are being offered by the selling securityholders listed under “Selling Securityholders.” We will not receive any proceeds from any sale of the securities by the selling securityholders. Although we will not receive any proceeds from this offering, if the selling securityholders fully exercise the Warrant for cash, the selling securityholders would pay us an exercise price of $10.41 per share for each of the 1,510,418 shares issuable pursuant thereto, or an aggregate exercise price of $15,723,451.38. The Warrant is exercisable in whole or in part. Any proceeds received from the exercise of the Warrant will likely be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table reflects our ratio of earnings to fixed charges and preferred stock dividends for the three-month periods ended March 31, 2012 and 2011, and for each of the years in the five-year period ended December 31, 2011.

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes plus interest and rent expense. Fixed charges consist of interest expense, rent expense and preferred stock dividend requirements. “Fixed charges including interest on deposits” consists of all interest expense on deposits and other debt and the amortization of debt issuance costs. The calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment. The preferred stock dividends amount is on a gross basis to represent the pre-tax income equivalent assuming an estimated tax rate of 35%.

	For the Three Months Ended March 31,		For the Years Ended December 31
	2012	2011	2011	2010		2009		2008		2007
Including interest on deposits	1.95x	0.82x	1.06x	0.25x		0.59x		(0.16	)x	0.96x	(1)
Excluding interest on deposits	2.57x	0.69x	1.10x	(0.47	)x	(0.00	)x	(3.63	)x	0.82x	(1)

(1)	No shares of our preferred stock were outstanding during the year ended December 31, 2007, and we did not pay preferred stock dividends during this period.

DESCRIPTION OF PREFERRED STOCK

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Preferred Shares that may be resold by the selling securityholders as contained in the Certificate of Designations creating such stock, which is incorporated by reference herein (the “Certificate of Designations”). This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Certificate of Designations. You are urged to read the Certificate of Designations in its entirety. Although we believe this summary covers the material terms and provisions of the Preferred Shares set forth in the Certificate of Designations, it may not contain all of the information that is important to you.

Preferred Stock in General

Under our Third Amended and Restated Certificate of Incorporation (as such document may be amended or restated from time to time, the “Certificate of Incorporation”), we have the authority to issue up to 10 million shares of preferred stock, $0.01 par value per share. Of such number of shares of preferred stock:

•	1,000,000 shares have been designated as 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series A, none of which are issued and outstanding as of the date of this prospectus;

•

104,823 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the Preferred Shares offered hereby), all of which are issued and outstanding as of the date of this prospectus;

•	1,500,000 shares have been designated as 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, none of which are issued and outstanding as of the date of this prospectus;

•	860,378 shares have been designated as Nonvoting Convertible Preferred Stock, Series D, none of which are issued and outstanding as of the date of this prospectus;

•	223,520 shares have been designated as 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, none of which are issued and outstanding as of the date of this prospectus;

•	2,400,000 shares have been designated as Non-Voting Contingent Convertible Preferred Stock, Series F, none of which are issued and outstanding as of the date of this prospectus;

•	1,350,000 shares have been designated as Non-Voting Convertible Preferred Stock, Series G, none of which are issued and outstanding as of the date of this prospectus; and

•	1,350,000 shares have been designated as Nonvoting Convertible Preferred Stock (“Nonvoting Preferred”), 1,282,674 shares of which are issued and outstanding as of the date of this prospectus.

No other shares of preferred stock are issued and outstanding as of the date of this prospectus.

Dividends Payable on the Preferred Shares

Holders of Preferred Shares are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share plus the amount of accrued but unpaid dividends for any prior dividend period, with respect to each dividend period from November 21, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of Preferred Shares are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share plus the amount of accrued but unpaid dividends for any prior dividend period, with respect to each dividend period thereafter.

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and in that circumstance no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Preferred Shares are payable to holders of record on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Preferred Shares, we are required to provide written notice to the holders of the Preferred Shares prior to the applicable dividend payment date. Unpaid dividends on the Preferred Shares will be compounded.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends and Payments on Liquidation

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Preferred Shares will rank:

•

senior to our common stock and all other equity securities designated as ranking junior to the Preferred Shares (“junior stock”), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up; and

•

at least equally with all other equity securities designated as ranking on a parity with the Preferred Shares (“parity stock”), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

So long as any Preferred Shares remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in shares of our common stock.

In addition, unless otherwise approved by the Treasury, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock, other junior stock or parity stock unless we have paid in full all accrued dividends on the Preferred Shares for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•

purchases or other acquisitions by broker-dealer subsidiaries of our company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of business;

•	purchases or other acquisitions by broker-dealer subsidiaries of our company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	dividends or distributions of rights or junior stock in connection with, or redemption or repurchases of rights pursuant to, any stockholders’ rights plan;

•	the acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•

the exchange or conversion of (i) junior stock for or into other junior stock, or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before November 21, 2008, or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Preferred Shares and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Preferred Shares), with respect to the Preferred Shares and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our parity stock, common stock and any other junior stock from time to time out of any funds legally available for such payment, and the Preferred Shares shall not be entitled to participate in any such dividends.

Redemption

As a result of the enactment of the American Recovery and Reinvestment Act of 2009 on February 17, 2009, the Treasury has indicated that we are permitted to redeem the Preferred Shares at any time, without penalty or the need to raise additional capital, subject to the Treasury’s consultation with the Federal Reserve. In any redemption of the Preferred Shares, the redemption price shall be an amount equal to the per share liquidation amount, plus accrued and unpaid dividends to but excluding the date of redemption, and we must redeem at least $26.2 million of the Preferred Shares at any one time.

In any redemption, the redemption price of the Preferred Shares shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Preferred Shares will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of Preferred Shares have no right to require the redemption or repurchase of their Preferred Shares.

In the case of any redemption of less than all of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable. Furthermore, if we repurchase Preferred Shares from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Preferred Shares then held by the initial selling securityholder.

We will mail notice of any redemption of the Preferred Shares by first class mail, postage prepaid, addressed to the holders of record of the Preferred Shares to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days, and not more than 60 days, before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Preferred Shares designated for redemption will not affect the redemption of any other Preferred Shares. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where Preferred Shares are to be redeemed, and the number of Preferred Shares to be redeemed (and, if less than all Preferred Shares held by the applicable holder, the number of shares to be redeemed from such holder).

Preferred Shares that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Preferred Shares will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Preferred Shares will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities, but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Preferred Shares.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Preferred Shares and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Preferred Shares and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Preferred Shares has been paid in full to all holders of Preferred Shares and other shares of parity stock, the holders of our common stock or any other junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither a merger nor consolidation with another entity, including a merger or consolidation in which the holders of the Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of our assets will constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Except as indicated below or as otherwise required by law, holders of Preferred Shares will not have any voting rights.

Election of Two Directors upon Non-Payment of Preferred Share Dividends. If dividends on the Preferred Shares have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. Holders of Preferred Shares, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members to our board of directors (the “Preferred Share Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Share Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends on the Preferred Shares for all past dividend periods have been paid in full. The election of any Preferred Share Director is subject to the qualification that his or her election would not cause us to violate the corporate governance requirement of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Preferred Shares and Voting Parity Stock to elect Preferred Share Directors, as described above, the Preferred Share Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors on our board will be reduced by the number of Preferred Share Directors that the holders of Preferred Shares and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Preferred Shares and Voting Parity Stock, voting as a class, may remove any Preferred Share Director, with or without cause, and the holders of a majority of the Preferred Shares and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Share Director. If the office of a Preferred Share Director becomes vacant for any other reason, the remaining Preferred Share Director may choose a successor to fill such vacancy for the remainder of his or her unexpired term.

Other Voting Rights. So long as any Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the Preferred Shares at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

any amendment or alteration of our Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Preferred Shares with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of Preferred Shares; or

•

any consummation of a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of us with another entity, unless the Preferred Shares remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such remaining outstanding Preferred Shares or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Preferred Shares, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a summary of the material terms and provisions of the Warrant that may be resold by the selling securityholders. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Warrant, a copy of which was attached as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on November, 24, 2008 and incorporated herein by reference. You are urged to read the Warrant in its entirety. Although we believe this summary covers the material terms and provisions of the Warrant, it may not contain all of the information that is important to you.

Shares of Common Stock Subject to the Warrant

The Warrant was initially exercisable into up to 1,462,647 shares of our common stock at an exercise price of $10.75 per share. As a result of the issuance of subscription rights in our rights offering in November 2011, this Warrant was adjusted so that the number of shares that can be purchased under the Warrant increased to 1,510,418 shares and the exercise price per share decreased to $10.41. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant

The current exercise price applicable to the Warrant is $10.41 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised, in whole or in part, at any time on or before November 21, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the number of shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the holder of the Warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued in such name or names as the holder of the Warrant may designate and will be delivered to such named person or persons within a reasonable time. We will not issue fractional shares upon any exercise of the Warrant. Instead, the holder of the Warrant will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Rights as a Stockholder; Transferability

The holder of the Warrant shall not have any of the rights or privileges of a holder of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised. The initial selling securityholder has agreed not to exercise any voting rights with respect to any shares of our common stock issued upon exercise of the Warrant. The Warrant, and all rights under the Warrant, are transferable.

Adjustments to the Warrant

The number of shares of our common stock issuable upon exercise of the Warrant (the “Warrant Shares”) and the Warrant exercise price will be adjusted upon occurrence of certain events as follows:

In the case of stock splits, subdivisions, reclassifications or combinations of common stock. The number of Warrant Shares and the exercise price for the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, or subdivide, combine or reclassify shares of our common stock.

Other distributions. In the event we make a distribution of securities, evidences of indebtedness, assets, cash, rights or warrants to holders of our common stock, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.

In the case of a pro rata repurchase of our common stock. A “pro rata repurchase” is defined as any repurchase of shares of our common stock by us pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder or any other offer available to substantially all holders of our common stock. In any such transaction, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.

In the case of a merger, consolidation, statutory share exchange, reclassification of our common stock or similar transaction that requires the approval of our stockholders (any such transaction, a “business combination”). In the event of a business combination, the right of the holder of the Warrant to receive the Warrant Shares will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property (including cash) which the holder of the Warrant would have been entitled to receive upon consummation of the business combination if the holder of the Warrant had exercised the Warrant prior to such business combination.

Repurchase of the Warrant

Following the redemption of all of the outstanding Preferred Shares held by the initial selling securityholder or the transfer of the Preferred Shares to one or more unaffiliated third parties, we would be entitled to repurchase, in whole or in part, the Warrant at the fair market value of the Warrant.

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the common stock as contained in our Certificate of Incorporation, which is incorporated by reference herein. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Certificate of Incorporation. You are urged to read the Certificate of Incorporation in its entirety. Although we believe this summary covers the material terms and provisions of our common stock set forth in the Certificate of Incorporation, it may not contain all of the information that is important to you.

General

We may issue common stock from time to time. We have one class of common stock. Of the 45,000,000 shares of our common stock with a par value of $0.01 per share authorized, 28,421,873 shares were outstanding as of April 13, 2012, exclusive of shares held in treasury.

Dividend Rights

Holders of our common stock are entitled to receive any cash dividends that may be declared by our board of directors. During the second quarter of 2008, our board of directors discontinued dividend payments to holders of our common stock. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Subject to these restrictions, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon our earnings and financial condition, the capital requirements of the Company and our subsidiaries, regulatory conditions and considerations and other factors as our board of directors may deem relevant. No cash dividends will be paid with respect to our common stock for any period unless dividends for the same period, and any accumulated but unpaid dividends, with respect to any series of preferred stock having preferential rights with respect to dividends have been paid.

Voting Rights

Each share of common stock entitles the holder thereof to one vote per share on all matters on which the holders of our common stock are entitled to vote. The common stock does not have cumulative voting rights.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preemptive Rights

The holders of our common stock have no preemptive rights.

Miscellaneous

Shares of our common stock are not convertible into shares of any other class of capital stock. The issued and outstanding shares of our common stock are fully paid and nonassessable.

Anti-takeover Effects

Our Certificate of Incorporation and our Third Amended and Restated By-laws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Authorized Shares of Capital Stock. Authorized but unissued shares of common stock and preferred stock under our Certificate of Incorporation could (within the limits imposed by applicable law and Nasdaq Stock Market rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some stockholders.

Capitalization. The members of the Taylor family in the aggregate beneficially own approximately 18.7% of our outstanding shares of common stock (assuming the exercise in full of any options and warrants owned by such persons to purchase our common stock (and not any other holders thereof)). Harrison I. Steans and Jennifer W. Steans, two of our directors, in the aggregate and without duplication, beneficially own approximately 28.0% of our outstanding shares of common stock (assuming the exercise in full of any options and warrants owned by such persons to purchase our common stock (and not any other holders thereof)). Although members of the Taylor family and members of the Steans family have not entered into any agreement or arrangement with respect to their voting of our securities, the Steans family, the Taylor family and their respective affiliates, were they to collectively vote in favor of or against any proposal, will be able to exercise significant control over all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions and matters including mergers or similar transactions and amendments to our Certificate of Incorporation. Each of the Steans family and the Taylor family, were their respective members to collectively vote in favor of or against any proposal, could also separately exercise significant control over matters requiring approval of our stockholders.

Limitations on Right to Call Special Meetings; No Action by Written Consent; Stockholder Proposal Notice Requirements. Under our Third Amended and Restated By-laws, special meetings of our stockholders may be called by our President, the Chairman of our board of directors, or a majority of our board of directors. Our stockholders are entitled to request that our board of directors convene a special meeting of stockholders only upon the written request to the board of directors by the holders of at least 35% of the total voting power of the outstanding stock entitled to vote generally in the election of the members our board of directors. Further, our stockholders are unable to take action by written consent, and therefore, may only take action at stockholder meetings. Additionally, our Third Amended and Restated By-laws require that stockholder proposals meet certain advance notice and minimum informational requirements. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders meeting and not by written consent.

Delaware Law. As we have not elected to opt out of the applicability of Section 203 of the Delaware General Corporation Law in our Certificate of Incorporation, we are currently governed by Section 203 of the Delaware General Corporation Law. Under Section 203 of the Delaware General Corporation Law, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an interested stockholder generally includes current and certain former holders of 15% or more of our outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PLAN OF DISTRIBUTION

We are registering the resale of the securities covered by this prospectus for the benefit of the selling securityholders.

We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Purchase Agreement. However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Purchase Agreement, we have agreed to provide certain indemnification to the selling securityholders against certain liabilities in connection with this offering.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities.

When selling the securities, the selling securityholders may enter into one or more, or a combination of, hedging transactions with financial institutions, which we refer to as “counterparties,” in which the selling securityholders:

•	enter into transactions involving short sales of the securities by counterparties;

•	sell securities short themselves and redeliver such securities to close out their short positions; or

•

enter into option, forward or other types of transactions that require the selling securityholders to deliver securities to a counterparty, who may resell or transfer the securities under this prospectus.

The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling securityholder qualifies as an “underwriter,” such selling securityholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. Moreover, the selling securityholders may decide not to sell any securities offered hereby.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement may disclose:

•	the name of the selling securityholders and of the participating broker-dealer(s);

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus. In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.

SELLING SECURITYHOLDERS

On November 21, 2008, we issued the Preferred Shares and the Warrant covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	104,823 Preferred Shares, representing beneficial ownership of 100% of the Preferred Shares outstanding as of April 13, 2012;

•	the Warrant to purchase up to 1,510,418 shares of our common stock; and

•	1,510,418 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 5.1% of our common stock as of April 13, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Preferred Shares and the shares of common stock issuable upon exercise of the Warrant as described in “Description of Preferred Stock” and “Description of Warrant to Purchase Common Stock” above, respectively.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders. We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the Preferred Shares, the Warrant and the shares of our common stock offered hereby will be passed upon for us by our counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP of Chicago, Illinois.

EXPERTS

The consolidated financial statements of Taylor Capital Group, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room at the following location:

100 F Street, N.E.

Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

We have also filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement, or the exhibits to the registration statement. For further information about us and the securities offered hereby, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referring to these separately filed documents. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update the information in this prospectus. This historical and future information that is incorporated by reference into this prospectus is considered to be part of this prospectus and can be obtained at the locations described above under the heading “Where You Can Find Additional Information.” The information included elsewhere in this prospectus and the following documents incorporated by reference in this prospectus is considered to be part of this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012;

•

Our Current Reports on Form 8-K filed with the SEC on January 6, 2012, January 25, 2012 (except the information furnished under Items 2.02 and 7.01 thereof), January 31, 2012, March 30, 2012, April 6, 2012 and April 19, 2012 (except the information furnished under Items 2.02 and 7.01 thereof); and

•

Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included in such Items, unless otherwise indicated therein) until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of the information that has been incorporated in this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated in this prospectus by reference). You should direct any requests for copies to:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Attention: General Counsel and Corporate Secretary

Telephone number: (847) 653-7978

104,823 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O’Neill + Partners, L.P.

Co-Managers

C.L. King & Associates	Guzman & Company	Mischler Financial Group, Inc.

June 13, 2012